UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LEAPFROG ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEAPFROG ENTERPRISES, INC.
6401 Hollis Street, Suite 100
Emeryville, California 94608-1463

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, June 4, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LeapFrog Enterprises, Inc. The meeting will be held on Wednesday, June 4, 2014 at 9:00 a.m. pacific daylight time at our headquarters located at 6401 Hollis Street, Suite 100, Emeryville, California.

Proposals to be considered at the annual meeting:

1.	Election of our board’s eight nominees for director to serve for the ensuing year and until their successors are elected.
2.	Ratification of the selection by the audit committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.
3.	Approval, in a non-binding advisory vote, of the compensation of our named executive officers, as disclosed in the accompanying proxy statement.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is April 10, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We are providing our stockholders with access to the proxy materials over the Internet using the “Notice and Access” delivery model established by the Securities and Exchange Commission. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about April 21, 2014, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Robert L. Lattuga
Senior Vice President and General Counsel

Emeryville, California
April 21, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2014 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

i

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	June 4, 2014 at 9:00 a.m., Pacific Daylight Time
Place:	LeapFrog’s headquarters at 6401 Hollis Street, Suite 100, Emeryville, California 94608
Record Date:	April 10, 2014
Mailing Date:	On or about April 21, 2014

VOTING MATTERS AND BOARD RECOMMENDATIONS

Matter	Our Board’s Recommendation
Election of our board’s eight (8) nominees for director (Page 6)	FOR each director nominee
Ratification of PricewaterhouseCoopers LLP as our independent accounting firm for 2014 (Page 12)	FOR
Advisory vote on compensation of our named executive officers (“Say-on-pay”) (Page 15)	FOR

BOARD NOMINEES

Name	Age	Director Since	Experience/Qualification	Independent	Other Public Company Boards
John Barbour	54	2011	Leadership/Retail/E-commerce	No	0
William B. Chiasson	61	2010	Leadership/Finance/Consumer Products	Yes	1
Thomas J. Kalinske	69	1997	Leadership/Video Game and Toy Industries	Yes	1
Stanley E. Maron	65	1997	Corporate Governance/Tax/Transactional	Yes	0
E. Stanton McKee, Jr.	69	2003	Finance/Video Game Industry	Yes	1
Joanna Rees	52	2014	Finance/Marketing/Education	Yes	0
Randy O. Rissman	66	2011	Leadership/Game and Toy Industries	Yes	0
Caden C. Wang	61	2005	Finance/Retail/Consumer Products	Yes	1

HIGHLIGHTS FROM THE COMPENSATION DISCUSSION & ANALYSIS

Financial Results	• Although net sales in 2013 declined 5% compared to 2012, we had our second most profitable year in the last 10 years.
• Our three-year Compound Annual Growth Rate for Total Stockholder Return is 12.7%, which places us in the 63rd percentile of our compensation peer group.
Key Compensation Decisions	• NEO’s Base salaries were unchanged in 2013, with the exception of Mr. Spalding.
• Annual performance-based bonuses were significantly below target for all NEOs, ranging from 16 – 17% of target.
• All NEOs received equity awards during 2013, reinforcing alignment of their long-term incentives with stockholder interests.

Effective Governance Practices

•

Our compensation philosophy and related corporate governance policies and practices are designed to align our executive compensation with long-term stockholder interests. The majority of the total direct compensation opportunity for our chief executive officers is performance-based.

• Our compensation committee and board of directors maintain specific corporate governance and compensation practices to ensure consistency with the Company’s short-term and long-term goals.
Say-on-Pay Votes

•

In 2011, our board of directors selected every three years as the frequency of future stockholder advisory (“say-on-pay”) votes on the compensation of our named executive officers, the frequency preferred by over 90% of the votes cast by the stockholders on this matter. Accordingly, this year, we are holding a say-on-pay vote.

• In 2011, our stockholders approved the compensation of our named executive officers with over 99% of the votes cast.

6401 Hollis Street, Suite 100
Emeryville, California 94608-1463

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

VOTING INSTRUCTIONS AND INFORMATION

Who Can Vote

Only stockholders of record of LeapFrog Enterprises, Inc. (which we refer to in this proxy statement as LeapFrog, the Company, we or us) at the close of business on April 10, 2014, the record date, will be entitled to vote at the annual meeting. On the record date, there were 65,231,486 shares of Class A common stock and 4,395,461 shares of Class B common stock outstanding and entitled to vote. Each share of our Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes.

Voting Your Proxy

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares are held in “street name” and you will receive instructions from such entity that you must follow in order to have your shares voted. You are also invited to attend the annual meeting. However, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

If your shares are registered directly with American Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or you hold Class B common stock, then you are a stockholder of record and you can instruct the proxies how to vote following the instructions listed on the Notice of Internet Availability or the proxy card. You can vote your shares via the Internet by following the instructions in the notice. If you vote via the Internet, you do not need to mail a proxy card. You can also vote your shares by mail by filling out the proxy card and returning it per the instructions on the card. You can also come to the meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the board of directors: For each director nominee, for ratification of the appointment of the independent registered public accounting firm and for the advisory vote to approve named executive officer compensation.

Revoking Your Proxy

You can revoke your proxy at any time before the final vote at the meeting. If your shares are held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are the record holder of record of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;
•	You may grant a subsequent proxy through our Internet voting site;
•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463; or
•	You may attend the annual meeting and vote in person.

Matters to be Presented

There are three matters scheduled for a vote and for which we are soliciting your proxy:

1.	Election of our board’s eight nominees for director;
2.	Ratification of the selection by the audit committee of our board of directors of PricewaterhouseCoopers LLP, PwC, as our independent registered public accounting firm for our fiscal year ending December 31, 2014; and
3.	Non-binding advisory vote on named executive officer compensation.

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Quorum; How are Votes Counted

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there is present in person, by remote communication or represented by proxy the holders of stock representing a majority of the voting power of all outstanding shares of stock entitled to vote. On the record date, there were 65,231,486 shares of Class A common stock outstanding and 4,395,461 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total of 109,189,273 votes. Thus, holders of shares representing at least 54,594,637 votes must be present or represented by proxy at the meeting to have a quorum.

Shares that are voted in person, by remote communication or by proxy are counted for purposes of establishing a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will also be counted for purposes of calculating whether a quorum is present. If there is no quorum, the holders of shares representing a majority of the votes present at the meeting may adjourn the meeting to another date.

Voting

Votes will be counted by the inspector of election appointed for the meeting. For the election of directors, you may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For the proposal to ratify the selection of PwC as our independent registered public accounting firm and for the non-binding advisory vote on named executive officer compensation, you may vote “For” or “Against” the proposal or abstain from voting.

The eight nominees for director receiving the most “For” votes will be elected to our board of directors. Broker non-votes will not count for or against any nominees. With respect to the ratification of PwC and the non-binding advisory vote on named executive compensation, these proposals must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

Attending the Annual Meeting?

The meeting will be held on Wednesday, June 4, 2014 at 9:00 a.m. pacific daylight time at our headquarters located at 6401 Hollis Street, Suite 100, in Emeryville, California. Directions to the annual meeting may be found at www.leapfrog.com under “Company Info — Contact Us.” If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares.

Cost of Proxy Solicitation

We are providing you with these proxy materials because our board of directors is soliciting your proxy to vote at the annual meeting. We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Broker Non-votes

If your shares are held in street name, and you do not give instructions to your broker, your broker can vote your shares with respect to routine “discretionary” items, but not with respect to “non-discretionary” items under the rules of the New York Stock Exchange, or NYSE. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, elections of directors are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in the election of directors unless they receive instructions from the beneficial owners of the shares.

SUBMISSION OF STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2014 to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between December 23, 2014 and January 22, 2015. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

ELIMINATING DUPLICATIVE PROXY MATERIALS

A single proxy statement and annual report, along with individual proxy cards, or individual notices of internet availability will be delivered in one envelope to multiple stockholders having the same last name and address and to individuals with more than one account registered at American Stock Transfer & Trust Company with the same address unless contrary instructions have been received from an affected stockholder. If you would like to enroll in this service or if you would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 6401 Hollis Street, Suite 100, Emeryville, California 94608 or to ir@leapfrog.com or (3) call our Investor Relations department at (510) 420-5150.

In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the notice of internet availability of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our 2014 annual meeting, at no charge, a copy of our 2013 Annual Report on Form 10-K for fiscal year 2013 filed with the SEC on March 14, 2014, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at www.leapfroginvestor.com under “Financial Information — SEC Filings” as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of this proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to our investor relations department, attention Karen Sansot, at ir@leapfrog.com, calling (510) 420-5150, or writing to Investor Relations at LeapFrog Enterprises, 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, the number of authorized directors on our board of directors immediately following the 2014 annual meeting has been fixed at eight by a resolution of our board of directors. There are eight nominees for director at this annual meeting. Stockholders cannot submit proxies voting for more than eight directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog. Each of these nominees was elected by the stockholders, except for Ms. Joanna Rees, who was appointed by our board of directors effective April 1, 2014.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by our board of directors and the nominating and corporate governance committee. Each person nominated for election has agreed to serve if elected. LeapFrog has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following table sets forth information as of March 31, 2014, with respect to the nominees for election to our board of directors:

Name	Age	Position/Office Held with LeapFrog
John Barbour	54	Chief Executive Officer and Director
William B. Chiasson	61	Chairman of the Board
Thomas J. Kalinske	69	Vice Chairman of the Board
Stanley E. Maron	65	Director
E. Stanton McKee, Jr.	69	Director
Joanna Rees	52	Director
Randy O. Rissman	66	Director
Caden C. Wang	61	Director

Our board of directors and the nominating and corporate governance committee seek to assemble a board that possesses a diversity of background and experience in areas relevant to our business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the context of the board’s overall composition, with the goal of recruiting and nominating members who complement and strengthen the skills of other members and who possess the highest personal and professional ethics, integrity and values and have demonstrated excellence in his or her field, have the ability to exercise sound business judgment and have the commitment to rigorously represent the long-term interests of the Company’s stockholders. The brief biographies below include information regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to believe that, as of the date of this proxy statement, that nominee should continue to serve on the board. However, each of the members of the nominating and corporate governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate board member, and these views may differ from the views of other members.

John Barbour has served as our Chief Executive Officer and as a member of our board of directors since March 2011. Prior to joining LeapFrog, he served as President of the GameHouse division of RealNetworks, Inc., a digital media company, from October 2008 to August 2010. From October 2006 to October 2008, Mr. Barbour served as the Managing Partner of Volta Capital, LLC, a strategy and investment consulting firm. From 1999 to June 2006, Mr. Barbour served in various capacities for Toys “R” Us, Inc., a retailer of children’s toys and products. He served as President, Toys “R” Us U.S. from August 2004 to June 2006, as President, Toys “R” Us International and Chairman, Toys “R” Us Japan from February 2002 to August 2004, and President and Chief Executive Officer of toysrus.com from 1999 to 2002. Mr. Barbour has also held senior level positions with Hasbro, Inc., OddzOn Products, Inc., and Universal Matchbox Group, Ltd. Mr. Barbour holds a B.Sc. in Chemistry, with Honors, from the University of Glasgow.

Mr. Barbour’s in-depth knowledge and experience, both in the U.S. and globally, with the products, technologies, distribution channels, and consumer preferences in our core markets provides considerable value and expertise to the board of directors. He has spent 25 years building global consumer and Internet businesses in both traditional retail and direct-to-consumer environments. He has knowledge and experience with how our largest customers operate, having led the successful turnaround of the Toys “R” Us U.S. and International divisions. He also has leadership experience at other world-class toy companies such as Hasbro, Russ Berrie and Matchbox. His online toy and gaming experience, building toysrus.com into a leading global online retailer of toys and while at the GameHouse division of RealNetworks, brings an experienced perspective necessary to the board of directors in Internet and e-commerce issues, an area that is of strategic importance to the Company.

William B. Chiasson has served as a member of our board of directors since March 2010 and as the Chairman of our board of directors since March 2011. Previously, Mr. Chiasson served as our Chief Executive Officer from September 2010 to March 2011, as President and Chief Executive Officer from March 2010 to September 2010 and as Chief Financial Officer from November 2004 to February 2010. Since August 2013, Mr. Chiasson has served on the board of directors of Fossil Group, a publicly-held company that designs, develops, markets and distributes fashion-related consumer products, and as a member of its audit committee. Mr. Chiasson has served as a member of the board of directors of The ERGObaby Carrier, Inc., a designer, marketer and distributor of premium baby carriers and related products, since February 2012 and is currently Chairman of its board of directors and a member of its audit committee. In addition, Mr. Chiasson served as its Chief Executive Officer from October 2012 to May 2013. He served as Senior Vice President and Chief Financial Officer of Levi Strauss & Co., a marketer of apparel, from August 1998 to December 2003. From January 1988 to August 1998, Mr. Chiasson served in varying capacities with Kraft Foods, Inc., a division of Phillip Morris Companies and a manufacturer and seller of branded foods and beverages, most recently as Senior Vice President, Finance and Information Technology. From June 1979 to January 1988, Mr. Chiasson served in varying capacities with Baxter Healthcare, most recently as its Vice President and Controller for the Hospital Group. Mr. Chiasson received his B.A. from the University of Arizona and his M.B.A. from the University of Southern California.

Mr. Chiasson’s ongoing leadership role at LeapFrog contributes a deep understanding of our day-to-day operations to the board of directors. He brings many years of experience with branded consumer products companies through his experience at Fossil Group, The ERGObaby Carrier, Inc., LeapFrog, Levi Strauss & Co. and Kraft Foods, Inc. Also, his long service as a public-company executive officer gives him extensive knowledge of and experience with business operations and strategy, including compensation and corporate governance matters, finance and accounting issues, regulatory requirements, and risk awareness and management. Mr. Chiasson also offers substantial finance and strategy experience, having served as our Chief Financial Officer and as the Chief Financial Officer of Levi Strauss & Co., and in other senior financial roles at other public companies. Mr. Chiasson is an independent director under Section 303A.02 of the NYSE listing standards.

Thomas J. Kalinske has served on our board of directors since September 1997, and has served as the Vice Chairman of our board of directors since July 2006. He was the Chairman of our board of directors from September 1997 to February 2004. Mr. Kalinske served as our Chief Executive Officer at two different times, first from September 1997 to March 2002 and again from February 2004 to July 2006. From April 2007 to May 2008, Mr. Kalinske served as Chief Executive Officer of cFares, Inc., an online meta-search company. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America, a leading video game and entertainment company. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group, a manufacturer of games, toys and children’s vehicles, from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc., a leading toy manufacturer and public company. He has also served as Chair of the Toy Manufacturers Association of America. Since January 2012, Mr. Kalinske has

served as Executive Chairman of Global Education Learning, a startup dedicated to the online teaching of English and other subjects to children in Asia. He has also served as a member of the board of directors and on the audit committee of Cambium Learning Group, Inc., a publicly-held company that provides research-based learning solutions for at-risk and special student populations, since February 2010. Mr. Kalinske served as a director on the board of directors of Blackboard Inc., a publicly-held company that provided enterprise learning software applications, from April 2007 until its acquisition in October 2011. Mr. Kalinske earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona. Mr. Kalinske has served on our nominating and corporate governance committee since June 2012.

Mr. Kalinske is one of only 60 inductees in the Toy Industry Hall of Fame, which recognizes outstanding contributions and/or service to the toy industry and to the Toy Industry Association. His leadership in leading toy and education companies and his extensive experience in the areas of technology, toys, gaming and educational ventures, all align closely with LeapFrog’s continuing strategic focus on technology-based multimedia learning platforms and provide the board of directors with highly specialized experience and perspective and pertinent strategic and business insight. His deep connections in the toy industry provide the board of directors and Company with access to leading companies and thought leaders worldwide. His extensive contacts in the toy and educational service industry serve both the board of directors and the nominating and corporate governance committee, where he can provide world-class assistance to the committee in the identification, review and evaluation of candidates to serve as directors of the Company. Mr. Kalinske is an independent director under Section 303A.02 of the NYSE listing standards.

Stanley E. Maron has served as a member of our board of directors since September 1997. Since 1994, Mr. Maron has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger (now Buchalter Nemer), serving at the firm from 1975 to 1994. Mr. Maron currently serves as a director of Heron International, a privately-held European real estate development company, and also serves as an officer and director of privately-held companies affiliated with Knowledge Learning Corporation, a provider of early child care learning. Mr. Maron was previously a director of Nextera Enterprises, Inc., a consumer products company, until 2008. Mr. Maron earned a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron has served on our audit committee since 2006 and on our compensation and nominating and corporate governance committees since 2008.

Mr. Maron’s long tenure on our board of directors contributes continuity and a detailed understanding of LeapFrog’s business and industry to our board of directors and the three committees on which he serves. His ongoing work as a senior corporate and tax attorney gives him legal expertise and experience that are valuable to the board of directors when analyzing issues that involve such legal considerations. His experience serving as a director of LeapFrog and other companies has also provided him with valuable knowledge regarding accounting and financial reporting matters. In addition, his experience as a corporate lawyer and his service as a director of other companies provides him with a broad perspective on corporate governance practices for boards of directors, knowledge and experience with board duties and responsibilities in the context of major corporate transactions and the phases of corporate existence, and insight into trends and best practices for areas like compensation and benefits, risk management and talent development. Mr. Maron is an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee, and he also meets the heightened NYSE independence requirements for members of the compensation committee. In addition, Mr. Maron qualifies as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

E. Stanton McKee, Jr. has served as a member of our board of directors since November 2003. From 1989 until his retirement in November 2002, Mr. McKee served in various positions at Electronic Arts Inc., a publicly-held company that develops and publishes interactive entertainment, most recently as Executive Vice President and Chief Financial and Administrative Officer. From 1982 to 1989, Mr. McKee was Chief Financial Officer of Digital Research, Inc., a privately-held developer of operating systems, computer languages and applications. Mr. McKee also served in the consulting division of Arthur Andersen for seven years.

Mr. McKee served on the board of directors and as Chair of the audit committee of ArcSight, Inc., a publicly-held company that provided security and compliance management software and appliances to government and commercial entities, from February 2005 until its acquisition by Hewlett-Packard in 2010. Mr. McKee has served on numerous private company and joint venture boards and currently serves on the board of directors of several private companies. Mr. McKee earned a B.A. and an M.B.A. from Stanford University. Mr. McKee has served as the Chair of our audit committee since 2003 and as a member of our compensation committee since 2009.

Mr. McKee has extensive financial reporting, financial transaction, investor relations, and general financial and management experience, having served as a chief financial officer for more than 20 years, including more than 13 years with a publicly-held company. He has also had responsibility for manufacturing, supply chain, and some international operations, all of which are components of LeapFrog’s business. He has extensive experience with mergers and acquisitions and strategic transactions having been responsible for corporate development for a number of years at Electronic Arts Inc., executing many acquisitions, investments and joint ventures, both domestically and internationally, in addition to his chief financial officer duties. His experience in the electronic game business, including both content development and retail distribution oversight, has direct applicability to LeapFrog’s business. His work at Electronic Arts and his service on the boards of directors of several companies give him broad-based knowledge in corporate governance, compensation and financial matters currently faced by companies operating in industries similar to LeapFrog’s. He is a financial expert as defined in applicable SEC rules, and was appointed chairman of our audit committee based on his education and substantial experience in the field. Mr. McKee is an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee and he meets the heightened NYSE independence requirements for members of the compensation committee. In addition, Mr. McKee qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code.

Joanna Rees was appointed to our board of directors effective April 2014. Ms. Rees is a Managing Director of Soda Rock Partners, an investment and consulting firm, where she serves as an investor, board member and senior advisor to several private high-growth companies. In 1996, Ms. Rees founded VSP Capital, a San Francisco-based venture capital firm, where she served as Managing Partner until 2011. During her tenure with VSP Capital, Ms. Rees served on the board of more than 25 private, venture-backed companies across a broad range of industries. Previously, Ms. Rees worked at Vrolyk & Company, a boutique merchant bank, from 1995 to 1996 and Banc of America Securities, an investment banking subsidiary of Bank of America, from 1993 to 1995, focused on private placements and mergers & acquisitions for retail, restaurant and branded consumer companies. Ms. Rees spent her early career in advertising and brand management. She oversaw multiple brands at Groupe Danone, a world leader in the food industry, from 1984 to 1989 and also was head of new product development in the US. She started her career at Benton & Bowels (now DMB&B), an advertising agency, in 1983, working on multiple consumer brands. Ms. Rees was the co-creator of the Build Brand Value CEO forum which she led from 1997 to 2003. She has also served on the Board of the National Venture Capital Association, the Coppola Companies, and as Chairman of the USA for Madrid-based FON. Ms. Rees currently serves on the board of NewSchools Venture Fund, a non-profit venture philanthropy firm whose mission is to improve public K-12 education by supporting education entrepreneurs. She is a senior mentor and a seminar moderator at the Aspen Institute and has been an Adjunct Professor at Santa Clara University since 2007, where she teaches Leadership in the Leavey School of Business. Ms. Rees earned her M.B.A. from Columbia University and a B.S. from Duke University. Ms. Rees has been recognized by several well-known institutions. In 2000, Ms. Rees was selected as a Global Leader for Tomorrow by The World Economic Forum and in 2002, the Aspen Institute selected Ms. Rees for its 2002 Class of Henry Crown Fellows.

Ms. Rees’s leadership and experience in investing in, advising and building leading growth companies are valuable to the Company as it seeks to continue to grow its business and broaden its portfolio with innovative new product categories. Ms. Rees has deep connections across a wide range of industries, including the technology and education industries, and access to thought leaders worldwide through her work with Soda

Rock Partners and the Aspen Institute. Ms. Rees was recommended to our board of directors by a third-party search firm. Ms. Rees is an independent director under Section 303A.02 of the NYSE listing standards.

Randy O. Rissman has served as a member of our board of directors since August 2011. Mr. Rissman is currently managing director of Leo Capital Holdings, LLC, a venture capital firm he founded in 2000, which makes early stage investments in technology and media-based companies focused on consumer Internet and mobile applications. From 2005 to 2010, he was a director of 4Kids Entertainment, Inc., a publicly-held American film and television production company. From 1978 to 1998, Mr. Rissman served as Chief Executive Officer of Tiger Electronics, Inc., an early pioneer of children’s electronic gaming he co-founded, which was sold to Hasbro, Inc. in 1998. Mr. Rissman currently serves on the board of several private companies in which Leo Capital Holdings has made an investment. Mr. Rissman holds a bachelor’s degree from the University of Michigan and an M.B.A. from the Harvard Business School. Mr. Rissman has served as the Chair of our compensation committee since June 2012.

Mr. Rissman brings deep experience in manufacturing and marketing branded children’s products, including 20 years’ experience as chief executive officer of Tiger Electronics, Inc. His long service within the toy industry gives him extensive knowledge of and experience with business operations and strategy, including strategic planning, compensation plans, and sales and marketing. Mr. Rissman also offers substantial content and production experience, having served as a director of 4Kids Entertainment, Inc. and in other senior roles at privately-funded companies focused on children’s content. Mr. Rissman is an independent director under Section 303A.02 of the NYSE listing standards and he meets the heightened NYSE independence requirements for members of the compensation committee. In addition, Mr. Rissman qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code.

Caden C. Wang has served as a member of our board of directors since April 2005. From June 1999 until his retirement in December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Moët Hennessy Louis Vuitton S.A. Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS Group Limited, a leading luxury retailer catering to the traveling public, Gump’s Corp., a luxury home furnishings and home décor retailer, and Cost Plus, Inc., a chain of specialty import/retail stores. Since October 2003, Mr. Wang has served on the board of directors of bebe stores, inc., a publicly-held company that designs, develops and produces women’s apparel and accessories, and serves as chair of its audit committee and as a member of its nominating and corporate governance committee. From August 2005 through August 2007, Mr. Wang served on the board of directors of Fossil, Inc., a publicly-held company that designs, develops, markets and distributes fashion-related consumer products, and was a member of its audit committee, nominating and corporate governance committee and a special committee advising on option backdating. He earned a B.A. and an M.B.A. from the University of California, Los Angeles. Mr. Wang has served as a member of our audit committee since 2005 and a member of our nominating and corporate governance committee since 2006 (and as the Chair since 2009). He also served as a member of our compensation committee from 2009 until 2011, and previously as a member and the Chair of our compensation committee from 2005 to 2006.

Mr. Wang has extensive accounting, financial reporting and finance experience, having served as the chief financial officer of various private companies during his career and as the chair of the audit committee of a public company. Mr. Wang’s experience as an executive officer of various consumer products and retail companies and as a director of multiple public companies gives him broad-based experience in corporate governance, compensation and financial matters currently faced by public consumer products companies. In addition, Mr. Wang brings extensive knowledge of and experience with business operations and strategy from his service with these companies, including international operations. He is a financial expert, as defined in applicable SEC rules, based on his formal education and substantial experience in the field. Mr. Wang is an independent director under Section 303A.02 of the NYSE listing standards and he qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, which permits him to serve on the audit committee.

REQUIRED VOTE

The eight nominees receiving the highest number of “FOR” votes shall be elected as directors. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the eight nominees in this Proposal One if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION

The Board of Directors recommends a vote FOR each named nominee.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

In September 2013, the audit committee of our board of directors appointed PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2013. In February 2014, the audit committee again appointed PwC as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2014. Prior to September 2013, Ernst & Young LLP, or Ernst & Young, had served as the Company’s independent registered public accounting firm since 1997.

The audit committee has directed that management submit the selection of PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2014 for ratification by the stockholders at the annual meeting. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the audit committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders. Representatives of PwC are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The selection of PwC followed a competitive selection process, conducted in September 2013, to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The audit committee invited several international public accounting firms to participate in this process, including Ernst & Young. As a result of this process, on September 17, 2013, the audit committee approved the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Also on September 17, 2013, the audit committee dismissed Ernst & Young as the Company’s independent registered public accounting firm effective as of that date.

The reports of Ernst & Young on the Company’s financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for the fiscal years ended December 31, 2012 and 2011, and in the subsequent interim period through September 17, 2013, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report. There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2012 and 2011, or in the subsequent period through September 17, 2013.

The Company provided Ernst & Young with a copy of the disclosures it would make in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that Ernst & Young furnish a letter addressed to the SEC stating whether or not it agreed with the statements made therein. A copy of Ernst & Young’s letter dated September 20, 2013 was attached as Exhibit 16.1 to the Report filed September 20, 2013.

In deciding to engage PwC, the audit committee reviewed auditor independence and existing commercial relationships with PwC, and concluded that PwC has no commercial relationship with the Company that would impair its independence. During the years ended December 31, 2011 and December 31, 2012 and in the subsequent interim period through September 17, 2013, the Company had not consulted with PwC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that would have been rendered on the Company’s consolidated financial statements, or any other matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

In connection with the audit of our 2014 financial statements, we expect to enter into an engagement agreement with PwC that will set forth the terms by which PwC would perform audit services for us, including responsibilities of PwC and management in the conduct of the audit and estimated fees.

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended December 31, 2013 and 2012.

	Fiscal Year (in thousands)
	2013	2012
Audit Fees(1)	$978	$975
Audit-Related Fees(2)	—	8
Tax Fees(3)	37	20
All Other Fees(4)	—	16
Total Fees	$1,015	$1,019

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements. The audit related fees paid in 2012 correspond to fees for auditor consents prepared in connection with registration statements filed by the Company during such year.
(3)	The fees billed for tax services included a review of our U.S. federal and California state tax returns.
(4)	Other fees paid in 2012 corresponded to a review of the Company’s response to an SEC comment letter and specific unrelated inquiries to the audit committee.

All services provided by our independent registered public accounting firms for the fiscal years ended December 31, 2013 and 2012 were approved by the audit committee.

PRE-APPROVAL PROCEDURES OF AUDIT AND NON-AUDIT SERVICES BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee’s charter requires it to pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As permitted by the charter, the audit committee has delegated to the Chair of the audit committee the authority to grant such pre-approvals, provided that all approvals made by the Chair are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by its independent registered public accounting firm, the audit committee takes into consideration (i) the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function and, (ii) with respect to just non-audit services, whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function and will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by its independent registered public accounting firm in 2013 and 2012 was compatible with maintaining the registered public accounting firm’s independence.

REQUIRED VOTE

Ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2014 requires a “FOR” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “FOR” ratification of the appointment of PwC.

RECOMMENDATION

The Board of Directors recommends a vote FOR Proposal Two.

REPORT OF THE AUDIT COMMITTEE(1)

The audit committee has reviewed and discussed with LeapFrog’s management the company’s audited consolidated financial statements for the fiscal year ended December 31, 2013. The audit committee has also discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees (AS 16).

The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Audit Committee

E. Stanton McKee, Jr. (Chair)
Stanley E. Maron
Caden C. Wang

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act of 1933, as amended, or the Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL THREE

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation program is designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our philosophy is to provide total compensation to our named executive officers that reasonably, equitably, and responsibly meets the following objectives: (i) Motivates our executive officers to achieve or exceed established individual goals that should result in meeting or exceeding established Company operating targets and guidance provided to our analysts and stockholders; (ii) Aligns the current contributions of our executive officers with the long-term interests of our stockholders; (iii) Ensures an adequate portion of our executive officers’ total compensation is based on the achievement of overall Company performance targets, as well as short-term and long-term individual goals; (iv) Provides reasonable, equitable and responsible bonus opportunities that will maintain individual executive compensation at established competitive levels for an agreed-upon peer group; and (v) avoids excessive risk-taking. We implement this philosophy through the key principles enumerated in detail under the heading “Compensation Discussion and Analysis.” The compensation committee regularly reviews our executive compensation program to ensure that it achieves its desired goals.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is advisory, which means that the results of the vote are not binding on the Company, our board of directors or the compensation committee of the board of directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

REQUIRED VOTE

This Proposal Three must receive a “For” vote from a majority of the voting power present and entitled to vote either in person or by proxy in order to be approved. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as “Against” votes. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to this Proposal Three if you want your broker to vote your shares on the matter. If you do not give your broker voting instructions, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION

Accordingly, we ask our stockholders to vote in support of the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Company’s proxy statement for the 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related tables and disclosure.”

The Board of Directors recommends a vote FOR Proposal Three.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information regarding the ownership of LeapFrog’s Class A common stock and Class B common stock (convertible into Class A common stock) as of March 31, 2014, by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table later in this proxy statement; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our Class A or Class B common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our Class A or Class B common stock.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of March 31, 2014. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power of All Classes of Stock(3)
Beneficial Owner	Class A	Class B	Total	Class A	Class B	Total(2)
Michael R. Milken(4)	1,789	3,076,516	3,078,305	*	70.0%	4.4%	28.2%
Sandra Milken(5)	—	796,335	796,335	—	18.1%	1.1%	7.3%
Lowell J. Milken(6)	—	532,914	532,914	—	12.1%	*	4.9%
Royce & Associates, LLC(7)	6,640,500	—	6,640,500	10.2%	—	9.6%	6.1%
Franklin Resources, Inc.(8)	4,295,690	—	4,295,690	6.6%	—	6.2%	3.9%
BlackRock, Inc.(9)	4,250,228	—	4,250,228	6.5%	—	6.1%	3.9%
M&G Investment Management(10)	4,190,484	—	4,190,484	6.4%	—	6.0%	3.8%
The Vanguard Group(11)	3,246,901	—	3,246,901	5.0%	—	4.7%	3.0%
Kenneth A. Adams	—	—	—	—	—	—	—
Gregory B. Ahearn(12)	191,017	—	191,107	*	—	*	*
Raymond L. Arthur(13)	203,437	—	203,437	*	—	*	*
John Barbour(14)	1,158,616	—	1,158,616	1.8%	—	1.6%	1.1%
William B. Chiasson(15)	468,648	—	468,648	*	—	*	*
Michael J. Dodd(16)	76,436	—	76,436	*	—	*	*
Thomas J. Kalinske(17)	376,752	1,107	377,859	*	*	*	*
Paul T. Marinelli(18)	42,152	—	42,152	*	—	*	*
Stanley E. Maron(19)	171,823	168	171,991	*	*	*	*
E. Stanton McKee, Jr.(20)	185,570	—	185,570	*	—	*	*
Theodore R. Mitchell(21)	13,313	—	13,313	*	—	*	*
Randy O. Rissman(22)	534,433	—	534,433	*	—	*	*
Christopher Spalding(23)	158,446	—	158,446	*	—	*	*
Caden C. Wang(24)	160,955	—	160,955	*	—	*	*
All directors and executive officers as a group (14 persons)(25)	3,741,598	1,275	3,742,873	5.5%	*	5.2%	3.4%

*	Less than one percent.

(1)	Based on 65,228,910 shares of Class A common stock and 4,395,461 shares of Class B common stock outstanding as of March 31, 2014.
(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis, assuming the conversion of all Class B common stock to Class A common stock on a one-to-one basis.
(3)	These percentages reflect the combined voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.
(4)	Includes 1,789 shares of Class A common stock and 3,064,937 shares of Class B common stock held directly by Mr. M. Milken and 11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power. The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(5)	The address for Ms. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(6)	Includes 521,335 shares of Class B common stock held directly by Mr. L. Milken and 11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power. The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(7)	Based solely on information provided in a Schedule 13G filed on February 5, 2014, by Royce & Associates, LLC. Various Accounts managed by Royce & Associates, LLC, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the Company. The interest of one account, Royce Special Equity Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 5,108,871 shares or 7.85% of the total shares outstanding. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.
(8)	Based solely on information provided in a Schedule 13G filed on February 11, 2014, by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investments managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock, and are the principal stockholders of Franklin Resources, Inc. Under SEC rules and regulations, Franklin Resources, Inc. and its principal stockholders may be deemed to be beneficial owners of securities held by persons and entities for whom or for which Franklin Resources, Inc. subsidiaries provide investment management services. Franklin Templeton Investments Corp. is reported as having sole voting and dispositive power over 4,295,690 shares. Each of the reporting persons disclaims any pecuniary interest in any of the securities reported therein. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403-1906.
(9)	Based solely on information provided in a Schedule 13G filed on January 29, 2014, by BlackRock, Inc. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(10)	Based solely on information provided in a Schedule 13G filed on February 13, 2014, by M&G Investment Management Limited. All the securities reported are legally owned by M&G Investment Management Limited’s investment advisory clients, and none are owned directly by M&G Investment Management Limited. The address for M&G Investment Management Limited is Governor's House, Laurence Pountney Hill, London, EC4R 0HH, England.

(11)	Based solely on information provided in a Schedule 13G filed on February 11, 2014 by The Vanguard Group. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 90,768 shares or 0.14% of the common stock outstanding of LeapFrog as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,600 shares or 0.0% of the common stock outstanding of LeapFrog as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(12)	Includes 164,166 shares of Class A common stock issuable to Mr. Ahearn upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(13)	Includes 157,916 shares of Class A common stock issuable to Mr. Arthur upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(14)	Includes 892,499 shares of Class A common stock issuable to Mr. Barbour upon the exercise of options that are exercisable within 60 days after March 31, 2014, and 6,250 shares of Class A common stock issuable under restricted stock unit (“RSU”) awards that are scheduled to vest within 60 days after March 31, 2014.
(15)	Includes 138,099 shares presently held by the William and Carol Chiasson 1999 Family Trust, a revocable trust of which Mr. Chiasson is a trustee, and 330,549 shares of Class A common stock issuable to Mr. Chiasson upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(16)	Based solely on information provided in an Officer Questionnaire, dated February 13, 2014, completed and executed by Mr. Dodd. Includes 63,103 shares of Class A common stock issuable to Mr. Dodd upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(17)	Includes 185,696 shares of Class A common stock issuable to Mr. Kalinske upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(18)	Based solely on information provided in a Director Questionnaire, dated January 7, 2014, completed and executed by Mr. Marinelli. Includes 21,076 shares of Class A common stock issuable to Mr. Marinelli upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(19)	Includes 123,369 shares of Class A common stock issuable to Mr. Maron upon the exercise of options that are exercisable within 60 days after March 31, 2014, and 20,000 shares of Class A common stock issuable under RSU awards that are vested, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Maron’s term on LeapFrog’s board of directors.
(20)	Includes 121,512 shares of Class A common stock issuable to Mr. McKee upon the exercise of options that are exercisable within 60 days after March 31, 2014, and 25,000 shares of Class A common stock issuable under RSU awards that are vested, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. McKee’s term on LeapFrog’s board of directors.
(21)	Includes 10,136 shares of Class A common stock issuable to Dr. Mitchell upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(22)	Includes 56,696 shares of Class A common stock issuable to Mr. Rissman upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(23)	Includes 128,020 shares of Class A common stock issuable to Mr. Spalding upon the exercise of options that are exercisable within 60 days after March 31, 2014.
(24)	Includes 128,629 shares of Class A common stock issuable to Mr. Wang upon the exercise of options that are exercisable within 60 days after March 31, 2014, and 20,000 shares of Class A common stock issuable under RSU awards that are vested, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Wang’s term on LeapFrog’s board of directors.
(25)	Based on all existing executive officers and directors as a group. See footnotes 12 through 24 above, as applicable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Class A common stock and other equity securities of LeapFrog. Officers, directors and greater-than-ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten percent beneficial owners were filed in a timely manner except for a late Form 4 filing on January 10, 2013, for John Barbour disclosing the vesting of a portion of a restricted stock unit award on January 7, 2013.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

The Company’s governance documents provide the board of directors with flexibility to select the appropriate board leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. The leadership structure currently consists of a non-employee Chairman of the Board and a Vice Chairman, both of whom are independent directors within the meaning of the NYSE listing standards. The board of directors believes the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and leverages the Chairman’s experience and perspectives. In addition, there are appropriate safeguards and oversight by independent directors, which contributes to the effectiveness of the board of directors as a whole.

William B. Chiasson serves as the Chairman of the Board. The regular duties of the Chairman of the Board are described in our bylaws, which provide that the Chairman presides over meetings of the board of directors and at meetings of our stockholders, and performs any other duties commonly incident to the office or designated by our board of directors. The Chairman role includes serving as a liaison between the other board of directors members and management, working with management and other directors to develop agendas for meetings of the board of directors, helping build consensus on proposed actions of the board of directors, and serving as the chair of meetings of the board of directors.

We believe that having an independent Chairman serves to create an environment that is conducive to objective evaluation and oversight of management’s performance and compensation. In addition, Mr. Chiasson’s familiarity with the operations and management of the Company, gained while serving as the Company’s chief executive officer and chief financial officer, provides insight to the Company’s strategic and operational plans and also enables him to effectively consult with senior management and members of the board of directors to facilitate regular, open and direct communication between directors and our management.

Thomas J. Kalinske, who served as our chief executive officer from September 1997 to March 2002 and again from February 2004 to July 2006, serves as the Vice Chairman of the Board. Although the role of Vice Chairman has no defined duties in our corporate governance documents, Mr. Kalinske’s deep experience and contacts in the industry enable him to be an effective representative of the Company.

DIRECTOR INDEPENDENCE

The NYSE listing standards require that companies have a board of directors comprised of at least a majority of independent directors. Generally, under NYSE rules, a director qualifies as independent if the board of directors affirmatively determines that the director has no material relationship with the listed company and, so long as that director has not been an employee of the listed company for the previous three years and has not received in excess of $120,000 in compensation from the Company.

After review of all relevant transactions or relationships between (i) each director, or any family member, and (ii) LeapFrog, our senior management and our independent registered public accounting firm, our board of directors affirmatively determined in March 2014 that all of our continuing directors are independent within the meaning of the applicable NYSE listing standards, except for Mr. Barbour, our Chief Executive Officer.

BOARD MEETINGS AND EXECUTIVE SESSIONS

During the fiscal year ended December 31, 2013, the board of directors held 11 meetings. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which the director served. Board members are expected to regularly attend all meetings of the board of directors and committees on which they serve. Directors are also invited to attend the Company’s annual meeting of stockholders, but attendance is not mandatory. In 2013, Messrs. Chiasson and Mitchell attended the annual meeting of stockholders.

Our Chairman presides over all executive sessions of the board of directors, including, beginning in March 2014, independent executive sessions (meetings of the non-management directors who are also independent directors) of the board of directors. Prior to March 2014, since our Chairman was not an independent director under NYSE standards, for all independent executive sessions of the board of directors, the remaining directors selected a temporary chairman to lead the meeting.

If our Chairman is absent from an executive session of the board of directors, the remaining directors select a temporary chairman to lead the meeting. For executive sessions of committees, the chair of the committee presides over all executive sessions of his committee. If a committee chair is absent for a committee executive session, the remaining committee members determine as a group the presiding director for executive sessions on a case-by-case basis.

ROLE OF BOARD IN RISK OVERSIGHT

One of the key functions of our board of directors is informed oversight of our risk management. The Company has built internal processes and a strong internal control environment which facilitate not only the identification and management of risks, but also regular communication with and oversight by the board of directors in this regard.

The Company’s internal audit function oversees an enterprise risk management program and the Company maintains a Compliance Committee consisting of the chief financial officer, the general counsel, the vice president of human resources and the director of internal audit. The Compliance Committee reports directly to the chair of the audit committee. In addition, the Company has regular internal management disclosure committee meetings, maintains a Code of Business Conduct and Ethics, product quality standards and processes and a variety of other policies and procedures designed to control and minimize risk. Management communicates routinely with the board of directors, board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and often do, communicate directly with senior management on these and other risk-related topics.

The board of directors implements its risk oversight function both as a whole and through delegation to board committees, which meet regularly and report back to the full board. All committees play significant roles in carrying out the risk oversight function. The board and its committees’ risk oversight function includes the following:

•	The board of directors monitors and evaluates the effectiveness of the Company’s internal controls and the enterprise risk management program at least annually and the audit committee does so at least quarterly. At audit committee meetings, the committee reviews our risk management policies and processes and material risk exposures in depth, including financial risk exposures facing our business, in addition to monitoring our compliance with legal and regulatory requirements. Audit committee meetings generally include extensive discussion between the committee members and our internal and external auditors, legal advisors and operational leads regarding the material risks identified by these parties in their capacities as advisors to or leaders of LeapFrog, and how we plan to address them. In addition, such reviews include evaluating the effectiveness of our risk management processes and how to improve them, if necessary.
•	The full board of directors engages in extensive discussions with our executive team on a regular basis concerning the risks facing the Company and how best to manage them. Board of directors meetings generally include detailed discussion among board members, management and professional advisors regarding material risks we face as an enterprise, including operational and financial risks. Our management provides information to the board of directors regarding our approach to material risks, both at meetings and in regular informal discussions, and takes extensive guidance from the board of directors in decision-making with respect to such matters.
•	The board of directors and audit committee generally review the disclosures in our Annual Report on Form 10-K, including the risk factors. The audit committee reviews the Annual Report on Form 10-K in detail and also reviews and discusses with management the disclosures in our Quarterly Reports on Form 10-Q and holds extensive discussions with management concerning whether all material risks have been identified. The discussion also provides a mechanism by which board members can ask questions of our executive team concerning material risks we face and how we plan to manage them, and guide management’s actions with respect to such risk management.
•	Our internal audit department and any internal audit consulting firm we retain reports directly to the audit committee of the board of directors on the adequacy and effectiveness of our system of internal control and risk management systems. The audit committee guides management and board of directors decisions concerning financial and operational matters based on the reports regarding risk management priorities. This information is delivered to the audit committee during the regular portion of the meeting and in a separate discussion among our audit committee members, internal audit representatives and external auditors during executive sessions of the audit committee.
•	Our compensation committee reviews our compensation philosophy and programs with our management and external compensation consultants, and, in approving such programs, considers whether and to what extent they have a potential to encourage unnecessary or excessive risk-taking by our employees, including our executives. In addition, the compensation committee monitors these programs to evaluate on a regular basis whether the philosophy and programs provide an appropriate balance of incentives and do not encourage employees to take unreasonable risks.
•	Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. The committee also helps ensure that we are prepared to deal with risks and crises by evaluating the individual capabilities of the directors, nominating directors with risk management experience, recommending appropriate committee structure and composition and considering the time each director and nominee has to devote to the Company. The committee also works with our management to establish orientation programs for new directors and evaluates the effectiveness of our board of directors and its committees.

COMMITTEES OF THE BOARD

In 2013, our board of directors had three standing committees: An audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The following table provides membership and meeting information for each of the board committees in 2013:

Member of our board of directors in 2013	Audit	Compensation	Nominating and Corporate Governance
Thomas J. Kalinske			X
Stanley E. Maron	X	X	X
E. Stanton McKee, Jr.	X *	X
Randy O. Rissman		X *
Caden C. Wang	X		X *
Total meetings in fiscal 2013	8	9	4

*	Committee chair in 2013

The board of directors concluded that each of the board members currently serving on a committee is “independent” as defined in the NYSE listing standards.

Below is a description of each committee of the board of directors.

Audit Committee

The audit committee of our board of directors was established by our board of directors in accordance with Section (3)(a)(58)(A) of the Exchange Act, and oversees our corporate accounting and financial reporting process and the audits of our financial statements. For this purpose, the audit committee performs several functions. Among other things, the audit committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;
•	determines the engagement of the independent registered public accounting firm;
•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement, as required by law;
•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;
•	reviews, assesses and approves the annual audit plan for our internal audit function;
•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	reviews the financial statements to be included in LeapFrog’s Annual Report on Form 10-K (and recommends to the board inclusion of the audited financial statements in the annual report) and in LeapFrog’s quarterly reports on Form 10-Q and other financial disclosures;
•	discusses policies with respect to risk assessment and risk management;
•	assists in board oversight of our compliance with legal and regulatory requirements; and
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the reviews of LeapFrog’s quarterly financial statements.

The audit committee is currently composed of three directors: Messrs. McKee (Chair), Maron and Wang. The audit committee met eight times during our 2013 fiscal year. The board has determined that all members of LeapFrog’s audit committee are independent (as defined in Section 303A.02 of the NYSE listing standards) and meet the independence requirements for audit committee members as set forth in Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b) promulgated under the Exchange Act. None of our audit committee members simultaneously serves on the audit committees of more than three public companies. Our board of directors has determined that Mr. McKee, the Chair of our audit committee, and Mr. Wang, each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. In doing so, the board of directors made a qualitative assessment of Messrs. McKee’s and Wang’s level of knowledge and experience based on a number of factors, including their formal education and experience, in the case of Mr. McKee, as a chief financial officer for a public reporting company, and in the case of Mr. Wang, as chief financial officer for various privately-held companies and as the chair of the audit committee of another public reporting company.

The audit committee has adopted a written audit committee charter that is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

Compensation Committee

The compensation committee has the authority to review and approve the overall compensation strategy and policies for LeapFrog. This role includes review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, and the compensation and other terms of employment of our CEO. In addition, the compensation committee administers LeapFrog’s equity incentive and stock purchase plans and other similar programs. The compensation committee has authority to form and delegate authority to subcommittees, as appropriate.

The compensation committee reviews and considers evaluations and recommendations from our CEO submitted to the compensation committee and the compensation consultant engaged by the committee with respect to the compensation of our other executive officers. The compensation committee reviews and considers market data provided by the compensation consultant engaged by the committee and from our board of directors with respect to the compensation of our CEO. Our CEO is not present during any deliberations or decisions concerning his compensation.

The compensation committee is authorized under its charter to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants that the compensation committee considers necessary or appropriate in the performance of its duties. During the past fiscal year, the compensation committee directly engaged Compensia, Inc. as its compensation consultant. The compensation committee requested that Compensia evaluate the Company’s compensation policies and practices and assist in developing and implementing our executive compensation program and philosophy. Compensia developed a compensation peer group and performed analyses of the competitive performance and compensation levels of the companies in the peer group. Having been previously engaged by the compensation committee, Compensia is familiar with the Company’s business operations and strategy, key performance measures and target goals and the labor markets in which we compete. Compensia provided peer and market compensation data that were reviewed and considered as part of the pay decisions made by the compensation committee for 2013. The specific tasks and responsibilities in implementing the directive of the compensation committee are described in greater detail under the heading “Compensation Discussion and Analysis” below in this proxy statement.

Compensia (including its affiliates) did not perform any services for the Company or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, advising on the design and implementation of incentive plans and providing information on industry and compensation peer group pay practices, which services were provided directly to the compensation committee.

Among other considerations in administering our compensation programs, the compensation committee considers whether and to what extent such programs have a potential to encourage excessive risk-taking by our employees, including our executive officers. Specific features of our compensation program and plans identified by the compensation committee as discouraging or potentially mitigating excessive risk-taking behavior include:

•	Annual base salary, which is fixed compensation, constitutes the primary component of compensation for all employees, including for sales personnel, and a significant component of compensation for our named executive officers;
•	Performance-based bonuses are primarily designed to reward corporate performance, rather than purely individual performance;
•	In general, employees, including sales personnel, earn annual base salaries and are eligible for bonuses based on individual sales performance and Company performance rather than being paid on a commission basis;
•	Our internal controls over financial reporting and the measurement and calculation of compensation goals, such as corporate performance measures, and other financial, operational, and compliance policies and practices are designed to prevent compensation programs from being susceptible to manipulation by any employee; and

•	Our compensation programs are designed to encourage employees to remain focused on both short-term and long-term goals through the use of performance-based bonuses, which generally focus on annual performance goals, and equity awards, which typically vest over a number of years and therefore encourage employees to focus on long-term performance.

The compensation committee monitors our compensation programs to evaluate, on a regular basis, whether they provide an appropriate balance of incentives and whether they discourage employees from taking unreasonable risks. Based on these assessments in March 2013, the board of directors and the compensation committee concluded that our compensation policies and practices for our employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

The compensation committee is currently composed of three directors, Messrs. Rissman (Chair), Maron, and McKee. Our board of directors has determined that all members of the compensation committee meet the heightened independence requirements in the NYSE Listing Standards for members of the compensation committee. In addition, each of these directors qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code. The compensation committee met nine times during 2013. The compensation committee has adopted a written charter that is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

Messrs. Rissman, Maron and McKee served on our compensation committee during 2013. During the fiscal year ended December 31, 2013, none of these directors was an officer or employee of the Company or any of our subsidiaries, nor are any of these directors former officers of the Company or any of our subsidiaries.

None of our other executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board of directors (consistent with criteria approved by the board of directors), reviewing and evaluating incumbent directors, recommending to the board of directors for selection candidates for election to the board of directors, making recommendations to the board of directors regarding the membership of the committees of the board of directors, assessing the performance of the board of directors, reviewing the compensation paid to non-employee directors for their service on our board of directors and its committees, and developing our corporate governance principles.

When searching for new board members, the nominating and corporate governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board of directors.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board for next year’s annual meeting of stockholders may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 100, Emeryville, California 94608, by December 23, 2014. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Class A or Class B common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Our nominating and corporate governance committee is currently composed of three directors, Messrs. Wang, Kalinske and Maron. The board of directors has determined that all current members of the nominating and corporate governance committee are independent (as defined in the NYSE listing standards). The nominating and corporate governance committee met four times during our 2013 fiscal year. Our nominating and corporate governance committee charter is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has adopted written Corporate Governance Guidelines to assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders and set forth the role of the board of directors and guidelines for other areas of corporate practice of the Company.

The guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection. The guidelines state that, when evaluating the suitability of individual candidates for board membership, the nominating and corporate governance committee, together with the board of directors, will assess the independence, character and acumen of candidates to collectively establish a diversity of background and experience in areas relevant to our business. Board membership qualifications include (i) any director “independence” requirements of the NYSE and other membership qualifications, including having sufficient time to devote to the affairs of the Company, (ii) demonstrated excellence in his or her field, (iii) having the ability to exercise sound business judgment and (iv) having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of LeapFrog and the long-term interests of stockholders. The guidelines state that in conducting this assessment, the nominating and corporate governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and LeapFrog, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the nominating and corporate governance committee reviews these directors’ overall service to LeapFrog during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

While our board of directors and nominating and corporate governance committee do not have a policy regarding the consideration of diversity in identifying director nominees, the guidelines allow the nominating and corporate governance committee to include in its consideration of director candidates an assessment of the current composition of the board of directors, and how it may be possible to strengthen the diversity of the board of directors by adding individuals who could add to the breadth of the overall experiences and perspectives of the board of directors. This may include selecting candidates with gender, ethnic, national or other backgrounds that are different from those already represented on the board of directors at the time of consideration.

The guidelines provide that the board of directors should have at least four regular meetings each year, although in practice the board of directors regularly holds meetings more frequently. The guidelines also provide that the board of directors and its committees may take action by unanimous written consent. The guidelines establish that members of the board of directors have complete and open access to the Company’s management and employees. The guidelines also provide for an annual review of the chief executive officer’s performance, as well as for the establishment of plans and policies for succession. The nominating and corporate governance committee assists the board in implementing and adhering to the guidelines.

Our Corporate Governance Guidelines are posted on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.” In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608.

Prohibition Against Insider Trading and Hedging

We maintain a policy (the “Insider Trading Policy”) against trading on the basis of inside information which applies to all employees, including our executive officers, and directors. In addition to prohibiting trading the Company’s securities on the basis of inside information, in 2013, we amended the Insider Trading Policy so as to also prohibit any employees, executive officers or directors from, directly or indirectly, short selling or hedging any of the Company’s equity securities, which includes the purchase of any financial instrument designed to offset or reduce exposure to the risk of price fluctuations in a corresponding equity security. In addition, the amendment requires all employees, including executive officers, and directors, to obtain clearance from the Company before entering into a pledging transaction involving any of the Company’s equity securities. Executive officers must receive clearance from the general counsel, except our CEO, who must receive clearance from the compensation committee. Non-employee directors must receive clearance from our nominating and corporate governance committee.

Code of Ethics

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.” Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics by writing to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

TRANSACTIONS WITH RELATED PERSONS

Our board of directors has approved a written policy regarding transactions with related persons that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which LeapFrog and any “related person” (as defined below) are participants. Transactions involving compensation for services provided to LeapFrog as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or holder of more than 5% of the stock of LeapFrog (as determined by the combined voting power of all classes of stock), including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to LeapFrog of the transaction and whether any alternative transactions were available. In considering related-person transactions, the board takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to LeapFrog, (b) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. If a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the board of directors must look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of LeapFrog and its stockholders, as the board of directors determines in the good-faith exercise of its discretion.

During the first quarter of 2013, Mollusk Holdings, LLC, an entity controlled by Lawrence J. Ellison, CEO of Oracle Corporation, was a stockholder of the Company and Mr. Ellison may have been considered a related party to the Company under applicable SEC rules. According to a Schedule 13G filed with the SEC on February 14, 2014, Mr. Ellison, beneficially owned as of that date approximately 25.2% of Oracle Corporation’s outstanding common stock. On January 1, 2013, Mr. Ellison may be deemed to have had or shared the power to direct the voting and disposition, and therefore to have beneficial ownership of approximately 12.46% of the combined voting power of the Company’s Class A common stock and Class B common stock as of that date. On March 15, 2013, Mollusk Holdings converted its remaining Class B common stock into Class A common stock. At that point, we believe Mr. Ellison would no longer be considered a related party to the Company under applicable SEC rules since Mollusk Holdings owned less than 5% of the combined voting power of the Company’s Class A common stock and Class B common stock as of that date. In the first quarter of 2013, the Company purchased software products and support services totaling $1.1 million, from Oracle Corporation on terms the Company believes are comparable to those it would obtain in an arm’s-length agreement.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

LeapFrog’s board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of its directors, including the Chairman, or to the non-management or independent directors generally. Stockholders and other interested parties who wish to communicate with the board of directors or any of the directors may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 100, Emeryville, California 94608. The board of directors has established procedures to deal with all direct communications. All communications will be compiled and reviewed by our Corporate Secretary, who will determine whether they should be presented to the board of directors. The purpose of this screening is to allow the board of directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). Once screened, the relevant correspondence will be submitted by our Corporate Secretary to the board of directors. The screening procedures have been approved by a majority of the non-management directors of the board of directors. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the audit committee in accordance with the procedures set forth in this paragraph that relate to accounting, internal accounting controls or auditing matters involving LeapFrog will be promptly and directly forwarded to the audit committee. A summary of these communication procedures is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

DIRECTOR COMPENSATION

During the fiscal year ended December 31, 2013, our non-employee directors who served during 2013 received the following compensation for their service on our board of directors.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	Total ($)
William B. Chiasson	60,000	50,002	49,996	159,998
Thomas J. Kalinske	45,000	37,509	37,488	119,997
Paul T. Marinelli	27,253	—	—	27,253
Stanley E. Maron	75,000	37,509	37,488	149,997
E. Stanton McKee, Jr.	80,000	37,509	37,488	154,997
Theodore R. Mitchell	40,000	37,509	37,488	114,997
Randy O. Rissman	55,000	37,509	37,488	129,777
Caden C. Wang	70,000	37,509	37,488	144,997

(1)	Reflects board retainer fees, as well as committee and committee chair fees, as described more fully below under the heading “Discussion of Director Compensation.”
(2)	On December 31, 2013, the following non-employee directors each held stock awards and stock options covering the following aggregate numbers of shares:

	Stock Awards (number of shares)			Stock Options (number of shares)
Name	Vested	Unvested	Total Outstanding	Vested	Unvested	Total Outstanding
William B. Chiasson	—	4,907	4,907	381,964	10,578	392,542
Thomas J. Kalinske	—	3,681	3,681	185,696	6,057	191,753
Paul T. Marinelli	—	—	—	108,313	—	108,313
Stanley E. Maron	20,000	3,681	23,681	123,369	6,057	129,426
E. Stanton McKee, Jr.	25,000	3,681	28,681	121,512	6,057	127,569
Theodore R. Mitchell	—	10,037	10,037	7,832	14,812	22,644
Randy O. Rissman	—	13,097	13,097	48,736	20,386	69,122
Caden C. Wang	20,000	3,681	3,681	128,629	6,057	134,686
(3)	The amounts reported for the stock awards and stock options are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock awards and stock options are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 which was filed with the SEC on March 14, 2014.
(4)	In July 2013, each of our non-employee directors elected at our 2013 annual meeting of stockholders was automatically granted an annual RSU award and stock option pursuant to the LeapFrog 2011 Equity and Incentive Plan. The stock options were granted at an exercise price of $10.19 per share. The awards vest on May 31, 2014, the last day of the month prior to the month of our 2014 annual meeting of stockholders, which is June 4, 2014. The grant date fair value of each of these RSU awards and stock options, as calculated under FASB ASC Topic 718 for financial statement reporting purposes, was as follows:

Name	Restricted Stock Unit Awards (Number of Shares)	Grant Date Fair Value ($)	Stock Option Awards (Number of Shares)	Grant Date Fair Value ($)
William B. Chiasson	4,907	50,002	8,078	49,996
Thomas J. Kalinske	3,681	37,509	6,057	37,488
Stanley E. Maron	3,681	37,509	6,057	37,488
E. Stanton McKee, Jr.	3,681	37,509	6,057	37,488
Theodore Mitchell	3,681	37,509	6,057	37,488
Randy O. Rissman	3,681	37,509	6,057	37,488
Caden C. Wang	3,681	37,509	6,057	37,488

DISCUSSION OF DIRECTOR COMPENSATION

For 2013, we paid the following annual retainer fees to our non-employee directors:

•	Each non-employee director received an annual retainer of $40,000, except the Chairman of the board of directors who received an annual retainer of $60,000;
•	Each non-employee director who served as a member of the audit committee received an annual retainer of $20,000, except the Chair of the audit committee who received an annual retainer of $30,000;
•	Each non-employee director who served as a member of the compensation committee received an annual retainer of $10,000, except the Chair of the compensation committee who received an annual retainer of $15,000; and
•	Each non-employee director who served as a member of the nominating and corporate governance committee received an annual retainer of $5,000, except the Chair of the nominating and corporate governance committee who received an annual retainer of $10,000.

Retainers are paid in quarterly installments in arrears. In cases where a non-employee director served for a part of the year in a capacity entitling him to a retainer, the retainer was pro-rated to reflect his period of service in that capacity. In the fiscal year ended December 31, 2013, the total cash compensation paid to our non-employee directors was $452,253. The non-employee directors are also eligible for reimbursement of their expenses incurred in attending board meetings.

Director are granted equity awards under the LeapFrog 2011 Equity and Incentive Plan, or the 2011 Plan. All non-employee directors receive an equity award upon their appointment to the board of directors. These initial equity awards have an accounting value of $200,000. Non-employee directors also receive an annual equity award for each year they serve on the board of directors. These annual equity awards have an accounting value of $75,000, except that the accounting value of the annual equity award to the Chairman of the Board is $100,000. For both the initial and the annual equity award, 50% of the value of such award is granted in the form of a stock option and 50% of such award is granted in the form of an RSU award. The accounting value of these stock awards is calculated using the same methodology as is applied by LeapFrog for purposes of determining the accounting charge associated with all equity awards to our executive officers and other employees.

The exercise price of stock options granted to our non-employee directors is 100% of the fair market value of the Class A common stock subject to the option on the date of grant. Stock options granted pursuant to initial equity awards to non-employee directors vest in equal monthly installments over a three-year period in accordance with their terms. RSU awards granted pursuant to initial equity awards to non-employee directors vest as to one-third of the shares subject to such awards on each annual anniversary of the grant over a three-year period in accordance with their terms. Stock awards granted pursuant to annual equity awards to non-employee directors vest on the last day of the month prior to the month in which the annual meeting of stockholders occurs on the year following the year of such annual grant. For example, stock awards granted pursuant to the annual equity grant in 2013 will vest on May 31, 2014.

The term of stock options granted to non-employee directors is 10 years unless earlier terminated based on termination of continuous service or other conditions. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction, the vesting of stock options and stock awards granted to non-employee directors will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates, provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

All existing equity awards granted to our non-employee directors are governed by the terms of the 2011 Plan, except those previously issued equity awards granted under, and governed by the terms of, our 2002 Non-employee Director Stock Award Plan prior to its suspension in October 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, provides a detailed description of our executive compensation philosophy and program, the compensation decisions made by the compensation committee for 2013 and the factors considered in making those decisions. This CD&A focuses on the compensation of our “named executive officers” for 2013, who were:

Name	Title
John Barbour	Chief Executive Officer
Raymond L. Arthur	Chief Financial Officer
Kenneth A. Adams	Senior Vice President, Sales
Gregory B. Ahearn	Chief Marketing Officer
Michael J. Dodd	Advisor to the CEO (former President and Chief Operating Officer)
Christopher Spalding	Senior Vice President and Managing Director, EMEA

Overview

2013 Financial Performance

Although net sales in 2013 declined 5% compared to 2012, we had our second most profitable year in the last 10 years. Our financial highlights for 2013 included:

•	Consolidated net sales were $553.6 million, down 5% compared to 2012.
•	Net income per diluted share was $1.19, down 4% compared to 2012.
•	Operating cash flow was $78.9 million, up 16% compared to 2012.
•	Cash and cash equivalents were $168.1 million as of December 31, 2013, up 40% compared to the balance as of December 31, 2012.
•	Our three-year Compound Annual Growth Rate for Total Stockholder Return is 12.7%, which places us in the 63rd percentile of our compensation peer group.

For more information about our financial performance, please see our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 14, 2014.

2013 Executive Compensation Decisions

The compensation committee of our board of directors made the following key compensation decisions for 2013:

•	Base salaries were maintained at their 2012 levels, except in the case of Mr. Spalding, who received a base salary increase of 20% to bring his base salary closer to the median of the competitive market.
•	Performance-based bonuses were significantly below target for all named executive officers, including a bonus in an amount equal to 17.4% of target for our chief executive officer, as a result of the Company’s financial performance results falling below expectations.
•	We granted each of our named executive officers an equity award during 2013, consistent with our philosophy of aligning the compensation opportunities of our executive officers with the long-term interests of our stockholders. In the case of our chief executive officer, his equity award represented 76% of his total compensation for 2013, as contained in the Summary Compensation Table, below.

Key Compensation-Related Corporate Governance Practices

The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. Working together with the full board of directors and our nominating and corporate governance committee, we maintain the following key compensation-related governance practices:

•	Independent Compensation Committee. The compensation committee is comprised solely of independent directors.
•	Independent Compensation Committee Advisor. The compensation committee engaged its own compensation consultant to assist with its 2013 compensation reviews. This compensation consultant performed no consulting or other services for the Company.
•	Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.
•	Hedging Prohibited. During 2013, we implemented a policy prohibiting all of our employees, including our named executive officers, from hedging any Company securities.

Key Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation program with long-term stockholder interests, including the following:

•	Pay-for-performance alignment: We believe in maintaining a strong pay-for-performance relationship for our named executive officers. In 2013, the Company’s performance fell below expectations and, as a result, the compensation of our chief executive officer, as reported in the Summary Compensation Table below, decreased 21% from 2012. The majority of the target direct compensation opportunities for all of our named executive officers is performance-based (includes performance based bonuses and stock option compensation).
•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of the compensation of our named executive officers is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders. In 2013, 80% of the average target direct compensation opportunities for our named executive officers (base salary + target annual bonus + equity award + other compensation) was at-risk (target annual bonus + equity award).
•	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers.
•	No Perquisites. We do not provide any perquisites or other personal benefits to our executive officers.
•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than relocation benefits.
•	No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees in the countries in which they are employed.
•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives.

Prior Say-on-Pay Vote

At the time of our initial say-on-pay vote at our 2011 annual meeting of stockholders, three years was selected as the preferred frequency of future say-on-pay votes by over 90% of the votes cast. Accordingly, our board of directors did not hold an advisory vote on the compensation of our named executive officers in either 2012 or 2013. Consistent with the recommendation of the stockholders, our board of directors is holding a say-on-pay vote this year. Pursuant to SEC regulations, our board of directors currently plans to hold its next say-on-frequency of say-on-pay at the 2017 annual meeting of stockholders.

At our 2011 Annual Meeting of Stockholders, our stockholders had the opportunity to provide an advisory vote on the compensation of our named executive officers, or a “say-on-pay” vote. Over 99% of the votes cast by our stockholders approved the compensation of our named executive officers, as disclosed in our 2011 proxy statement. Our board of directors and compensation committee reviewed these vote results and determined that such results affirmed stockholder support of our overall approach to executive compensation and thus we have not made any changes to our executive compensation program or related policies directly in response to the vote results.

Executive Compensation Philosophy

Our philosophy is to provide total compensation to our executive officers, including our named executive officers, that reasonably, equitably and responsibly meets the following objectives:

•	Motivates our executive officers to achieve or exceed established individual goals that should result in meeting or exceeding established Company operating targets and guidance provided to our analysts and stockholders;
•	Aligns the current contributions of our executive officers with the long-term interests of our stockholders;
•	Ensures an adequate portion of our executive officers’ total compensation is based on the achievement of overall Company performance targets, as well as short-term and long-term individual goals;
•	Provides reasonable, equitable and responsible bonus opportunities that will maintain individual executive compensation at established competitive levels for an agreed-upon peer group; and
•	Avoids incenting excessive risk-taking.

We implement this philosophy through the following key principles:

•	Provide a balanced mix of cash and equity-based compensation that we believe is suitable to motivate our executive officers to achieve our financial and strategic goals while aligning their short-term and long-term interests with the interests of our stockholders;
•	Ensure that a significant portion of each executive officer’s total compensation is “at risk,” subject primarily to our overall performance and secondarily to his or her achievement of short-term and long-term individual goals;
•	Pay base salaries that are competitive with the salaries in effect at companies with which we compete for talent;
•	Provide annual bonus opportunities that motivate our executive officers to achieve or exceed established operating goals and generate rewards that maintain their total compensation at competitive market levels;
•	Provide equity-based incentive compensation that motivates our executive officers over the long term to respond to our business opportunities and challenges as stakeholders in our Company;
•	Maintain unvested equity value as a percentage of base salary at a sufficient level to provide a significant retention motivation;

•	Target the key elements of executive compensation (base salary, annual bonus opportunity and equity incentive awards) to provide total compensation packages for our executive officers individually and as a group at approximately the 50th percentile of our direct peers (as identified below);
•	Provide flexibility such that target compensation for individual executive officers may vary above or below the median based on a variety of factors, such as the executive officer’s skill set relative to his or her peers, experience and time in his or her position, the importance of the executive officer’s role to us, the difficulty of replacement, the executive officer’s performance and internal pay equity considerations; and
•	Ensure our compensation plans and arrangements avoid incentives that might lead to excessive risk-taking.

Executive Compensation Considerations

Role of Compensation Committee and Management

Our compensation committee is responsible for the design, implementation, and oversight of our executive compensation program. Generally, our Chief Executive Officer makes recommendations to the compensation committee regarding the short-term and long-term compensation for our executive officers, including our named executive officers (other than with respect to his own compensation). These recommendations are based on his assessment of our financial and operational results, each executive officer’s contribution to these results, the executive officer’s progress toward achieving his or her individual goals, and input from the compensation consultant retained by the compensation committee to provide information on competitive market practices. The compensation committee’s decisions regarding our Chief Executive Officer’s compensation are based on its assessment of our financial and operational results, his contributions to these results, and, to a lesser extent, his progress toward achieving his individual goals, and information on competitive market practices.

Role of Compensation Consultant

The compensation committee engaged Compensia, Inc., or Compensia, a national compensation consulting firm, to provide advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. Compensia assisted in the preparation of compensation materials on executive compensation proposals in advance of compensation committee meetings, including changes to compensation levels for our executive officers, the design of our equity programs and other executive benefit programs. In addition, Compensia reviewed and advised the compensation committee on compensation materials relating to executive compensation prepared by management for its consideration.

As part of our annual executive compensation review process, Compensia, under the direction of the compensation committee, conducted a review of the competitiveness of our executive compensation program, including base salaries, annual bonus opportunities, equity awards, and other executive benefits, by analyzing the compensation practices of the companies in our compensation peer group (as described below), as well as data from third-party compensation surveys. The compensation committee used the results of this analysis to assess the competitiveness and risks of our executive officers’ total compensation packages.

Based on the consideration of the various factors as set forth in the rules of the SEC, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.

Use of Competitive Data

To monitor the competitiveness of our executive officers’ compensation, the compensation committee uses a compensation peer group that reflects the pay of executives in comparable positions at similarly situated companies. Typically, this compensation peer group, or the Peer Group, is composed of a cross-section of direct competitors, as well as companies in relevant industries with a focus on software, educational and leisure products. The Peer Group consists of both “direct peers” and “industry reference peers.”

The direct peers are companies which the compensation committee uses to determine the competitiveness of our executive and director compensation programs. In determining the direct peers, the compensation committee analyzed publicly-held companies with market capitalizations and net revenues similar to our own and which operate in relevant industries. Revenue is chosen as a key indicator because, when other variables are held constant, revenue is the key indicator of executive cash compensation levels. Market capitalization is used because market capitalization generally has the greatest correlation to equity compensation levels.

To be considered a “direct peer,” a company should be in the software, educational or leisure products industries, have net revenue in the range of $275 million – $1.1 billion and have a market capitalization between $165 million and $1.65 billion. These criteria represent general guidelines; not all of the Company’s direct peers will meet all selection criteria. Given the limited number of directly comparable companies, the selection criteria have been broadened for those companies that are the closest fits from an industry perspective.

The following companies were approved by our compensation committee in February 2013 as our direct peers for 2013:

Arctic Cat	Demand Media	JAKKS Pacific
K12	Rosetta Stone	Rovi
Shutterfly	Skullcandy	Take-Two Interactive Software
TiVo	United Online	Universal Electronics

In addition, an industry reference peer group is used as a secondary reference point for our executive and director compensation programs to identify compensation design trends and “best practices” in our industry. For 2013, the industry reference peers were Activision Blizzard, Electronic Arts, Hasbro and Mattel, companies that provide software and/or children’s products. Although they operate in a relevant business or industry, these companies are included in the industry reference group rather than the direct peer group because they are significantly larger than we are and were not within the targeted range for net revenue or market capitalization.

While the compensation committee does not believe that the compensation data generated for the Peer Group is appropriate as a stand-alone tool for setting compensation due to the unique nature of our business, it considers this information to be a valuable reference during its decision-making process. In addition to reviewing analyses of compensation data from the Peer Group, the compensation committee employs the collective experience and judgment of its members and advisors (including Compensia, management and the Company’s human resources department) in determining the total compensation and the various components provided to our executive officers.

For 2013, the compensation committee directed Compensia to conduct an analysis of the compensation of our executive officers using data compiled from the Peer Group, supplemented with data from the Radford 2012 Global Technology Executive Compensation Survey, a broad-based third-party survey that reflects widespread compensation practices among more than 700 high-technology companies. This analysis, which was completed in February 2013, indicated that, while cash compensation and target total cash compensation for our executives was above the market median, the value of equity awards tended to bring their target total direct compensation to the market median.

Compensation Design and Mix

Each year, the compensation committee evaluates the total compensation of our executive officers with respect to our overall Company performance, individual performance, changes in scope of responsibility and any changes in the competitive market for each position. The compensation committee does not have a pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the compensation committee determines the appropriate level and mix of incentive compensation, taking into consideration the data provided by Compensia and how the equity mix creates or awards incentives that might lead to excessive risk-taking. In general, the level of an executive officer’s variable compensation opportunity (short-term and long-term incentive compensation) increases with his or her level of responsibility. The compensation committee, however, is careful (i) not to increase the variable compensation component to such an extent so as to unduly increase the associated level of risk-taking behavior by our executive officers and (ii) to select performance criteria for the variable compensation component that aligns individual performance with long-term stockholder interest.

Risk Considerations

Members of our senior management, including the chief executive officer, chief financial officer and general counsel, along with members of our human resources department, with oversight by the compensation committee, reviewed our compensation programs and policies to determine whether the incentives provided by these programs and policies were appropriate or had the potential to encourage excessive risk-taking by our employees. This assessment was discussed at and in conjunction with our board of directors and compensation committee meetings held in February 2013, and at a special risk review session of our board of directors in July 2013.

Our risk assessment focused on the key terms of the Company’s equity compensation and variable cash compensation programs, such as bonus plans. Our compensation programs were analyzed to determine whether they introduced or encouraged excessive risk-taking or other behaviors that could have an adverse impact on our business and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. In particular, the risk assessment focused on the ability of participants to affect the level of the variable component of their compensation and the controls over participant action and variable compensation. For more general information regarding the features of our compensation plans and programs that have been identified as discouraging or potentially mitigating excessive risk-taking behavior, see the information discussed under the heading “Compensation Committee” earlier in this proxy statement.

The compensation committee determined that our compensation programs do not encourage excessive risk-taking by our executive officers and other employees and instead encourage behaviors that support sustainable value generation.

Elements of Executive Compensation

The compensation committee uses a mix of cash and equity compensation, along with severance, health, and other benefits, to develop total compensation packages for our executives that meet our compensation objectives. The elements of our executive compensation program are:

•	Base salary;
•	Performance-based bonuses;
•	Equity awards;
•	Severance benefits; and
•	Other benefits.

Base Salary

The compensation committee reviews and adjusts, as necessary or appropriate, the base salaries of our executive officers, including our named executive officers, on an annual basis, and makes decisions with respect to the base salaries of new executive officers at the time of hire. In making its determinations, the compensation committee considers several factors, including our overall financial performance, individual performance, the executive officer’s potential to contribute to our long-term strategic goals, his or her scope of responsibilities and experience and competitive market practices for base salary.

In February 2013, Mr. Spalding received an increase in his annual base salary of £40,000 ($66,247, assuming a conversion of 1:1.656178). The compensation committee determined that this adjustment was appropriate after reviewing the Peer Group for base salaries for individuals in comparable positions. There were no other base salary changes of our named executive officers in 2013.

Performance-Based Bonuses

We use performance-based cash bonuses to drive achievement of key business results and to recognize individuals based on their contribution to those results. These bonuses are awarded under the performance cash award provisions of the LeapFrog 2011 Equity and Incentive Plan, or the 2011 Plan. The amount of these bonuses is determined based on an assessment of the Company’s performance against pre-established financial goals and each executive officer’s performance against his individual goals.

The following formula is used to calculate the performance-based bonuses awarded to each executive officer, including each named executive officer.

Base Salary  X  Target Bonus Opportunity (as a percentage of base salary)  X  Bonus Factor

The target bonus opportunity for our named executive officers is expressed as a percentage of their base salaries earned during the fiscal year. These target bonus opportunities are established in each executive officer’s employment agreement or offer letter (or subsequent amendment) and are based on competitive market practices for each individual’s position.

The Bonus Factor is calculated each year by the compensation committee based on the level of achievement of the Company’s performance against pre-established financial goals and each executive officer’s performance against his individual goals. The Bonus Factor can fall within a range of 0 – 180% for our chief executive officer and 0 – 175% for our other named executive officers. The Bonus Factor has a higher range for our chief executive officer because a higher percentage of his target bonus opportunity is based on Company performance, which has a higher potential multiplying effect than individual performance objectives, as described more fully below. Our chief executive officer’s bonus was more heavily weighted toward corporate performance compared to our other named executive officers because the compensation committee determined that our chief executive officer’s bonus should more closely track company performance against objectives.

The following table shows how the formula is applied to determine the range of the potential performance-based bonus awards under the formula for each named executive officer for 2013.

Name	Base Salary Earned in 2013		X	Target Bonus Opportunity (% of Salary)	X	Bonus Factor	=	Potential 2013 Performance- Based Bonus
Mr. Barbour	$575,000		X	100%	X	0 – 180%	=	$0 – 1,035,000
Mr. Arthur	$525,000		X	75%	X	0 – 175%	=	$0 – 689,063
Mr. Adams	$196,314	(1)	X	50%	X	0 – 175%	=	$0 – 171,775
Mr. Ahearn	$525,000		X	75%	X	0 – 175%	=	$0 – 689,063
Mr. Dodd	$408,000		X	75%	X	0 – 175%	=	$0 – 535,500
Mr. Spalding	$397,483	(2)	X	75%	X	0 – 175%	=	$0 – 521,696

(1)	Mr. Adam’s annual base salary is $350,000. The amount reported was the base salary earned by Mr. Adams during his partial year of employment with LeapFrog in 2013, which began on June 10, 2013. Actual bonuses are calculated based on the salary actually earned during the year.
(2)	Assumes a conversion rate of US Dollars to Pounds Sterling of 1:1.656178.

Performance Objectives and the Bonus Factor

The Bonus Factor is calculated by adding the level of achievement of the different components of the performance-based bonus objectives. In 2013, for each named executive officer, the bonus objectives consisted of a Company performance component and an individual performance component. The allocation between Company and individual performance was determined by the compensation committee based on its evaluation of competitive market practices, its assessment of the amount of compensation that should be based on Company performance versus individual performance and our objective of managing and mitigating excessive risk-taking. The Company performance component was based on two financial measures, a Net Sales component and an Operating Income component.

The allocation of the Company and individual performance objectives for each named executive officer is set forth below.

	Individual Component	+	Company Component			=	Total Performance Objectives
Name			Net Sales	+	Operating Income
Mr. Barbour	20%	+	32%	+	48%	=	100%
Mr. Arthur	25%	+	30%	+	45%	=	100%
Mr. Adams	25%	+	30%	+	45%	=	100%
Mr. Ahearn	25%	+	30%	+	45%	=	100%
Mr. Dodd	25%	+	30%	+	45%	=	100%
Mr. Spalding	25%	+	30%	+	45%	=	100%

To calculate the Bonus Factor, the percentage weight of each component was multiplied by the level of achievement of that component, as determined by the compensation committee based on its evaluation of Company and individual performance. The maximum (cap) for the Bonus Factor for our chief executive officer was 180% and for our other named executive officers was 175% (in other words, any result in the formula above 180% or 175%, respectively, would still yield the maximum Bonus Factor).

Bonus Factor	=	Individual Component Weight %	×	Level of Achievement %	+	Net Sales Component Weight %	×	Level of Achievement %	+	Operating Income Component Weight %	×	Level of Achievement %

Individual Performance Component.  Our named executive officers were eligible for this portion of their target bonus opportunity based on their actual performance against their individual goals. Each executive officer’s individual goals, except those of our chief executive officer, were developed with and recommended by our chief executive officer and approved by the compensation committee. Our chief executive officer’s goals were developed by our compensation committee.

The individual performance goals for our named executive officers were divided into two categories: (i) achievement of financial goals relevant to each executive officer’s department; and (ii) achievement of goals related to the Company’s long-term strategic objectives.

The compensation committee conducted an evaluation of the individual performance of each named executive officer and assigned a goal completion score for each executive officer from 0 – 100%. Our chief executive officer provided input on the performance evaluations for all named executive officers except himself. The analysis was primarily focused on overall achievement of each named executive officer’s respective performance goals for the year, while also taking into consideration any exceptional contributions and impact that his area of responsibility had on the performance of the Company. Based on this analysis (and input from our chief executive officer, where appropriate) the compensation committee established the level of achievement of each named executive officer’s individual goals used in the calculation of the Bonus Factor. The maximum Individual Performance Component score was 100%; this portion of the bonus was not eligible to scale above 100%, as with the Company Component, as described below.

Company Component — Net Sales.  A portion of each named executive officer’s bonus depended upon achievement of a specified Net Sales result. Threshold, target, stretch and maximum levels for Net Sales were established by the compensation committee in February 2013, based on our 2013 operating plan and data regarding our financial results and business expectations as of that time, including toy industry sales growth projections and Company resources and capabilities. In addition, these levels were consistent with the relative risk acceptable to our board of directors in approving the Company’s operating plan.

The compensation committee then established achievement levels of the Net Sales objective for each potential result. In each instance, net sales achievement between the threshold, target, stretch and maximum levels would result in a ratable achievement level score for the Net Sales measure.

The Net Sales performance levels and related achievement level (for purposes of calculating the Bonus Factor) for 2013 were as follows:

Performance Levels	Net Sales	Achievement Level
Net sales threshold	$595 million	22%
Net sales target	$644 million	100%
Net sales stretch	$675 million	150%
Net sales maximum	$706 million	200%
Actual Net Sales	$554 million	0%

When it selected net sales as a measure for the 2013 bonus awards, the compensation committee believed that the measure was appropriate because the level of our net sales would be one of the most significant measures of the type of growth necessary to increase long-term stockholder value. The threshold, target, stretch and maximum levels set represented 2.4%, 11%, 16 and 21%, respectively, year-over-year net sales growth for the Company.

The Company achieved actual net sales of $554 million in 2013, which was less than the Net Sales threshold performance level. Since our actual Net Sales were below the threshold level of 22%, the achievement level for this component of the annual performance-based bonus plan was zero.

Company Component — Operating Income.  The other portion of the Company component depended upon achievement of a specified Operating Income level. As with the Net Sales measure, threshold, target, stretch and maximum levels for operating income were established by the compensation committee in February 2013 based on our 2013 operating plan and data regarding our financial results and business expectations as of that time, including toy industry and technology company financial benchmarks for product margin, operating expenses and operating income as a percentage of net sales, and Company resources and capabilities. In addition, these levels were consistent with the relative risk acceptable to our board of directors in approving the Company’s operating plan.

The compensation committee then established achievement levels for each result. In each instance, operating income achievement between the threshold, target, stretch and maximum levels would result in ratable funding achievement level score for the Operating Income measure.

The Operating Income performance levels and related achievement levels (for purposes of calculating the Bonus Factor) for 2013 were as follows:

Performance Levels	Operating Income	Achievement Level
Operating Income threshold	$65.5 million	22%
Operating Income target	$71 million	100%
Operating Income stretch	$77 million	150%
Operating Income maximum	$83 million	200%
Actual Operating Income	$35 million	0%

When it selected operating income as a measure for the 2013 bonus awards, the compensation committee believed that the measure was appropriate because the level of our operating income would be one of our most significant measures of the sustainability of our business results. While net sales is an important measure of Company growth, the operating income financial measure indicates the profitable and sustainable growth necessary to maintain long-term stockholder value. Operating income was weighted more highly than net sales because our board of directors had established improving the profitability of the business as a key priority.

The Company achieved actual operating income of $35 million in 2013, which was less than the Operating Income threshold performance level. Since our actual Operating Income was below the threshold performance level, the achievement level for this component of the annual performance-based bonus plan was zero.

Calculating the Bonus Factor

Using the above formula and the level of achievement of each bonus component described above, the following Bonus Factors were calculated for each named executive officer.

Named Executive Officer	Individual Component Weight %	X	Level of Achievement %	+	Net Sales Component Weight %	X	Level of Achievement %	+	Op. Income Component Weight %	X	Level of Achievement %	=	Bonus Factor
Mr. Barbour	20%	X	87%	+	32%	X	0%	+	48%	X	0%	=	17.40%
Mr. Arthur	25%	X	68%	+	30%	X	0%	+	45%	X	0%	=	17.00%
Mr. Adams	25%	X	65%	+	30%	X	0%	+	45%	X	0%	=	16.25%
Mr. Ahearn	25%	X	65%	+	30%	X	0%	+	45%	X	0%	=	16.25%
Mr. Dodd	25%	X	64%	+	30%	X	0%	+	45%	X	0%	=	16.00%
Mr. Spalding	25%	X	66%	+	30%	X	0%	+	45%	X	0%	=	16.50%

Bonus Award Decisions

In March 2014, our chief executive officer recommended bonus awards for each of our named executive officers for 2013 consistent with the above formulas. These recommendations were then reviewed and approved by the compensation committee. The decisions of the compensation committee were based on its analysis of the achievement of the Company performance objectives and, individually, the performance goals for each of the named executive officers. Our board of directors and compensation committee had discretion to vary the amount of the bonus awards paid under the 2011 Plan to our named executive officers, but such discretion was not exercised this year.

The following table indicates the total performance-based bonus awards for our named executive officers for 2013:

Name	Eligible 2013 Base Salary	X	Target Percentage of Salary	X	Performance Multiplier	=	Total 2013 Bonuses
Mr. Barbour	$575,000	X	100%	X	17.40%	=	$100,050
Mr. Arthur	$525,000	X	75%	X	17.00%	=	$66,938
Mr. Adams(1)	$196,314	X	50%	X	16.25%	=	$15,951
Mr. Ahearn	$525,000	X	75%	X	16.25%	=	$63,984
Mr. Dodd	$408,000	X	75%	X	16.00%	=	$48,960
Mr. Spalding(2)	$397,483	X	75%	X	16.50%	=	$49,188

(1)	Mr. Adams’s annual base salary is $350,000. The amount reported in the column entitled “Eligible 2013 Base Salary” was his actual base salary for his partial year of employment with LeapFrog in 2013, which began on June 10, 2013.
(2)	Assumes a conversion rate of US Dollars to Pounds Sterling of 1:1.656178.

Equity Awards

We believe that equity incentives are an effective way to attract and retain talented executives, to motivate and reward them for outstanding corporate and individual performance, and to align their interests with those of our stockholders. The compensation committee considers annual grants of equity awards to our executive officers, including our named executive officers, after taking into consideration our overall performance against short-term and long-term financial and strategic goals, the executive officer’s then-current equity holdings, his or her anticipated future contributions to our success, its assessment of his or her potential to contribute to the long-term value of our Company and an analysis of the equity award practices of the Peer Group. In addition, the compensation committee makes initial grants of equity awards upon the initial employment of our executives, including our named executive officers, based on a variety of factors including consideration of a competitive market analysis of the Peer Group.

Award Mix

Typically, we grant a mix of stock options and RSUs to our executive officers as part of their initial compensation packages at the time of hire and, thereafter, on an annual basis. The compensation committee found that use of a “portfolio” approach to granting equity, pairing options with RSUs, is consistent with current market trends and developments and is the method used by 75% of the Peer Group. These awards are generally subject to time-based vesting requirements.

Stock Options.  The compensation committee believes that stock options provide our executive officers with a strong incentive to focus on long-term corporate performance and the creation of stockholder value. Option grants made to our executive officers have an exercise price equal to 100% of the fair market value of the underlying Class A common stock, as defined under our 2011 Plan, on the date of grant.

Restricted Stock Units (RSUs).  RSUs represent full-value shares of Class A common stock. Our practice is to grant fewer shares under RSUs as compared to options since RSUs have a greater accounting value per share than options. Shares of our Class A common stock are not issued when an RSU award is granted. Instead, once an RSU award vests, one share of our Class A common stock is issued for each vested RSU.

Equity Award Grant Policy

The timing of equity awards is determined by the compensation committee based on its view, from time to time, regarding the sufficiency of executive equity holdings for purposes of retention and motivation. Our policy provides that the exercise price of each stock option is to be equal to the closing market price of our Class A common stock on the date of grant. Our policy is that we will not time or select the grant dates for any stock options or other stock awards in coordination with our release of material non-public information. In addition, we have specific written policies regarding the establishment of grant dates for stock options and other stock awards made to our executive officers and employees designed to minimize the risk associated with the timing of granting stock options or other stock awards.

2013 Equity Awards

The following table indicates the grants of equity awards made to our named executive officers in 2013.

	Annual Grants to Existing Named Executive Officers		Initial Grants to Newly-Hired Named Executive Officers
Name	Stock Option	RSUs	Stock Option	RSUs
Mr. Barbour(1)	270,000	110,000	—	—
Mr. Arthur(1)	70,000	30,000	—	—
Mr. Adams(2)			200,000	80,000
Mr. Ahearn(1)	70,000	30,000	—	—
Mr. Dodd(3)	90,000	40,000	—	—
Mr. Spalding(1)	200,000	100,000	—	—

(1)	Stock options vest in 48 equal consecutive installments on the monthly anniversary of the grant date. RSUs vest on the 1st, 2nd, 3rd and 4th yearly anniversaries of the grant date.
(2)	With respect to the stock option, 25% of the shares subject to the stock option vest 12 months after the start date, and 1/36 of the remaining shares subject to the option vest each month thereafter, for 36 consecutive months. RSUs vest on the 1st, 2nd, 3rd and 4th yearly anniversaries of the hire date.
(3)	Stock options and RSUs vest as to one-third of the shares on December 31, 2013, and as to two-thirds of the shares on December 31, 2014.

In June 2013, in connection with his initial employment as our Senior Vice President of Sales, Mr. Adams was granted the stock option and RSU awards described above. In determining the size of this award, the compensation committee drew upon the competitive market analysis prepared by Compensia in February 2013 and other sources of equity compensation data relevant to his position. The compensation committee also took into account, recommendations and comparative data compiled by the Company’s human resources department, as well as the outstanding equity grants Mr. Adams would forfeit by leaving Hasbro, his previous employer.

In August 2013, in connection with his transition from President of LeapFrog to advisor to the CEO, Mr. Dodd was granted the stock option and RSU award described above. In determining the size of this award, the compensation committee considered the amount of remaining, unvested equity held by Mr. Dodd and sought to provide an incentive for his staying to provide for an orderly transition for our supply chain and engineering functions.

The compensation committee approved the equity awards granted to the remaining named executive officers in February 2013 as part of its overall compensation assessment for the year. We believe in maintaining a strong pay-for-performance relationship for our named executive officers and providing equity grants that constitute a significant portion of the total compensation opportunities of our named executive officers strengthens the pay-for-performance relationship. In addition, the equity grants assure that a significant portion of the total target direct compensation opportunities for our named executive officers is equity-based and “at risk” based on corporate performance. The compensation committee believes that this practice aligns the interests of our executive officers and stockholders. Finally, the grants maintain unvested equity value of as a percentage of base salary for our named executive officers at a sufficient level to provide a significant retention motivation.

Severance Benefits

Our named executive officers are eligible to receive payments and benefits in certain circumstances in the event of their termination of employment, including in connection with a change-in-control of LeapFrog. These payments and benefits are intended to provide assurances of specified benefits upon certain terminations of employment and to minimize distraction and risk of departure of our named executive officers in the event of a potential change-in-control transaction involving the Company. In addition, this aligns our severance payments and benefits for them with competitive practice.

Each of our named executive officers is eligible to receive payments and benefits if we terminate his employment “without cause.” In addition, each of our named executive officers except Messrs. Spalding and Dodd are eligible to receive payments and benefits if he resigns for “good reason.” In determining amounts payable under these severance arrangements, the compensation committee took into consideration market data, including the severance practices of the companies in our Peer Group.

For more information about the terms and conditions of our severance arrangements, see “Potential Payments Upon Termination or Change in Control,” below.

Other Benefits

We offer our executive officers various other benefits, including healthcare coverage and the opportunity to participate in our Section 401(k) plan and employee stock purchase plan, on the same general terms and conditions as are made available to all our regular, full-time employees. We do not offer our U.S. executive officers, or other U.S. employees, guaranteed retirement or pension benefits. However, in the absence of Section 401(k) plans in the United Kingdom, or UK, we contribute a percentage of the salary of our UK employees to individual private pension plans after three months of service on their behalf. Pursuant to the terms of Mr. Spalding’s employment agreement, we contribute 10% of his salary to an individual private pension on his behalf. For more information about how this applies to our UK-based executive officer, Mr. Spalding, see “Employment Agreements — Christopher Spalding” below.

In view of the high cost of housing in the San Francisco Bay Area relative to other parts of the country and to attract talented executives, we offer newly-hired executives reimbursement of relocation expenses and mortgage interest differential payments, where appropriate. Typically, the amount and duration of these payments is negotiated and set forth in the new executive’s employment agreement or offer letter. In 2013, we extended these benefits to Messrs. Adams, Ahearn and Arthur under the terms of their respective employment offer letters and to Mr. Barbour under the terms of his employment agreement. The table below summarizes payments made to these executive officers in this regard during 2013.

Name	Amount Paid in 2013
Mr. Adams	$18,000
Mr. Ahearn	$62,500
Mr. Arthur	$60,000

For more information about the payment of relocation benefits, see “Summary Compensation Table,” below.

Except as discussed above, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, from time to time, our board of directors may provide certain of our named executive officers with perquisites in amounts that it believes to be reasonable when it believes they may be useful in attracting, motivating, and retaining the executive talent for which we compete or that these benefits will assist our named executive officers in performing their duties and provide certain time efficiencies for our named executive officers in appropriate circumstances.

Employment Arrangements

Our U.S.-based executive officers are generally employed at will. In recent years, only the individual serving as our chief executive officer has had an employment agreement with the Company. In August 2013, in connection with his transition from President and Chief Operating Officer to Advisor to the CEO, Mr. Dodd entered into an employment agreement with the Company. In other jurisdictions, however, it is more common for employees to enter into employment agreements with their employers. Our only UK-based executive officer, Mr. Spalding, also has an employment agreement with the Company. A description of these three employment agreements is set forth under “Employment Arrangements” below.

Tax and Accounting Considerations

  Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public reporting company for compensation exceeding $1 million paid to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer). This limitation applies only to compensation that is not considered to be “performance-based.”

Our 2011 Plan includes various provisions designed to allow us to grant stock options and other equity awards that are designed to be “performance-based” compensation for purposes of the exception to the deduction limit of Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. The 2011 Plan currently includes a limit of 3.5 million shares as the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Generally, we intend to grant stock options to our executive officers in a manner that is designed to satisfy the requirements for “performance-based” compensation to avoid the deduction limit under Section 162(m). In addition, the 2011 Plan provides for performance-based cash compensation of up to $1 million per individual per year.

The compensation committee believes that it is appropriate for us to retain the flexibility to pay compensation that is not necessarily deductible if it deems such compensation to be in the best interests of our company and stockholders. Accordingly, from time to time, we may pay compensation to our executive officers that is not deductible, including cash bonuses and equity awards, if our compensation committee determines that such payments are in the best interests of LeapFrog and our stockholders.

  Accounting Considerations

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees, including our executive officers and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our employees and directors may never realize any value from their awards.

REPORT OF THE COMPENSATION COMMITTEE(2)

The compensation committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee

Randy O. Rissman (Chair)
Stanley E. Maron
E. Stanton McKee, Jr.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act or the Exchange Act, other than LeapFrog’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SUMMARY COMPENSATION INFORMATION

The following table presents the compensation awarded, paid to or earned by, our named executive officers. The named executive officers for 2013 are our chief executive officer, our chief financial officer, our three other most highly-compensated executive officers who were serving as executive officers at the end of 2013 and one former executive officer who would have been one of the three other most highly compensated executive officers had he been serving as an executive officer at the end of 2013. The table reports compensation for 2013 and, where the individual was a named executive officer in the relevant prior years, 2012 and 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary Received ($)		Bonus ($)*	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)*		All Other Compensation ($)		Total Compensation ($)
John Barbour(3) Chief Executive Officer	2013	575,000		—	925,100	1,297,728	100,050	(4)	8,195	(5)	2,906,073
	2012	575,000		230,000	933,400	1,077,466	862,500	(6)	8,195	(5)	3,686,561
	2011	470,689		470,689	685,500	1,888,700	148,778	(7)	198,059	(8)	3,862,415
Raymond L. Arthur(9) Chief Financial Officer	2013	525,000		—	252,300	336,448	66,938	(4)	63,500	(10)	1,244,186
	2012	240,625		456,914	1,049,000	1,806,120	78,415	(11)	66,387	(12)	3,697,461
Kenneth A. Adams(13) Senior Vice President, Sales	2013	196,314		—	772,800	1,073,220	15,951	(4)	21,500	(14)	2,079,785
Gregory B. Ahearn(15) Chief Marketing Officer	2013	525,000		—	252,300	336,448	63,984	(4)	66,000	(16)	1,243,732
	2012	284,375		468,398	1,049,000	1,806,120	95,426	(11)	352,312	(17)	4,055,631
Michael J. Dodd Advisor to the CEO	2013	408,000		—	379,200	570,726	48,960	(4)	3,500	(18)	1,410,386
	2012	408,000		107,100	—	—	445,230	(6)	3,500	(18)	963,830
	2011	408,000		—	—	—	398,132	(7)	—		806,132
Christopher Spalding(19) Senior Vice President and Managing Director, EMEA	2013	397,483	(20)	—	841,000	961,280	49,188	(4)	43,270	(21)	2,292,221
	2012	310,782	(22)	195,676	287,200	248,646	228,192	(6)	33,995	(23)	1,304,491

*	The amounts reported in the “Bonus” column represent discretionary bonuses and guaranteed bonus payments made pursuant to employment agreements or similar arrangements with the indicated named executive officer. As required under the applicable rules of the SEC, performance-based bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column, to the extent that they are based upon satisfaction of pre-established performance conditions, the outcome of which was substantially uncertain at the time the performance conditions were set.
(1)	The amount reported in the “Stock Awards” column is based on the grant date fair value of the stock awards as computed in accordance with ASC 718. The assumptions made in the valuation of the stock awards are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	The amount reported in the “Option Awards” column is based on the grant date fair value of the option award as computed in accordance with ASC 718. The assumptions made in the valuation of the option awards are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	Mr. Barbour was appointed as our Chief Executive Officer in March 2011.
(4)	The amount reported is the sum of 2013 bonus payments to such individual under the performance cash award provisions of our 2011 Plan for Company achievement of financial targets and personal achievement of individual performance goals.
(5)	The amount reported consists of payment of Mr. Barbour’s annual life insurance premiums of $4,695, as provided in his employment agreement, and $3,500 in matching contributions to his Section 401(k) savings plan account.

(6)	The amount reported is the sum of 2012 bonus payments to such individual under the performance cash award provisions of our 2011 Plan for Company achievement of financial targets and personal achievement of individual performance goals.
(7)	The amount reported is the sum of bonus payments to such individual under our 2011 bonus plan for Company achievement of financial targets and personal achievement of individual performance goals.
(8)	The amount reported consists of (i) compensation for Mr. Barbour for travel and temporary housing assistance in the amount of $150,000, (ii) payments for temporary housing in the amount of $15,869, (iii) relocation expense paid to a moving company of $18,000 and (iv) certain other benefits pursuant to his employment agreement, which include legal fees related to the negotiation of his employment agreement and annual life insurance premiums.
(9)	Mr. Arthur was appointed as our Chief Financial Officer in July 2012.
(10)	The amount reported consists of a housing/travel subsidy for Mr. Arthur in the amount of $60,000, and $3,500 in matching contributions to his Section 401(k) savings plan account.
(11)	The amount reported represents the portion of such individual’s performance-based bonus which was not guaranteed under the terms of his offer letter.
(12)	The amount reported consists of: (i) a housing/travel subsidy for Mr. Arthur in the amount of $60,000, and (ii) relocation expense paid to a moving company of $6,387.
(13)	Mr. Adams was appointed as our Senior Vice President of Sales in June 2013.
(14)	The amount reported consists of a housing/travel subsidy for Mr. Adams in the amount of $18,000 and $3,500 in matching contributions to his Section 401(k) savings plan account.
(15)	Mr. Ahearn was appointed as our Chief Marketing Officer in June 2012.
(16)	The amount reported consists of a housing/travel subsidy for Mr. Ahearn in the amount of $62,500, and $3,500 in matching contributions to his Section 401(k) savings plan account.
(17)	The amount reported consists of relocation expenses paid pursuant to Mr. Ahearn’s offer letter, including (i) $87,500 in travel/housing subsidy, (ii) $114,441 in closing expenses for his prior residence, including real estate commission, and other costs, (iii) $13,884 in home-finding expenses, (iv) $24,273 in new home closing expenses, (v) $34,912 in household goods moving expenses, (vi) $6,088 in miscellaneous other moving expenses and (vii) $71,214 in tax assistance (gross up).
(18)	Mr. Dodd received $3,500 in matching contributions to his Section 401(k) savings plan account.
(19)	Mr. Spalding was not a named executive officer in 2011.
(20)	Mr. Spalding is an employee of LeapFrog Toys (UK) Limited and is paid in UK pounds sterling. The amount reported assumes a conversion rate of 1.656178.
(21)	The amount reported consists of pension contributions to a private pension of $38,352 made on behalf of Mr. Spalding and the payment of $3,021 for healthcare premiums for a healthcare plan only available to director-level UK employees. The amounts reported are paid in UK pounds and assumes a conversion rate of 1.656178.
(22)	Mr. Spalding is an employee of LeapFrog Toys (UK) Limited and is paid in UK pounds sterling. The amount reported assumes a conversion rate of 1.5539.
(23)	The amount reported consists of pension contributions to a private pension of $31,078 made on behalf of Mr. Spalding and the payment of $2,917 for healthcare premiums for a healthcare plan only available to director-level UK employees. The amounts reported are paid in UK pounds and assumes a conversion rate of 1.5539.

GRANTS OF PLAN-BASED AWARDS

The following table presents, for the fiscal year ended December 31, 2013, certain information regarding grants of plan-based awards to our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price on Grant Date ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John Barbour		101,200	575,000	1,035,000
	3/15/2013				110,000	—	0	8.41	925,100
	3/15/2013				—	270,000	8.41	8.41	1,297,728
Raymond L. Arthur		64,969	393,750	689,063
	3/15/2013				30,000	—	0	8.41	252,300
	3/15/2013				—	70,000	8.41	8.41	336,448
Kenneth A. Adams		16,196	98,157	171,775
	6/17/2013				80,000	—	0	9.66	772,800
	6/10/2013				—	200,000	9.73	9.73	1,073,220
Gregory B. Ahearn		64,969	393,750	689,063
	3/15/2013				30,000	—	0	8.41	252,300
	3/15/2013				—	70,000	8.41	8.41	336,448
Michael J. Dodd		50,490	306,000	535,500
	8/16/2013				40,000	—	0	9.48	379,200
	9/16/2013				—	90,000	10.39	10.39	570,726
Christopher Spalding		31,775	192,576	337,007
	3/15/2013				100,000	—	0	8.41	841,000
	3/15/2013				—	200,000	8.41	8.41	961,280

(1)	The amounts reported reflect the estimated possible threshold, target and maximum bonus payouts under the performance cash award provisions of the 2011 Plan for the performance period beginning January 1, 2013, and ending December 31, 2013. The “Threshold” column assumes achievement of the Threshold company objectives and zero individual objectives. The “Target” column assumes achievement of the Target company objectives and 100% of the individual objectives. The “Maximum” column assumes achievement of the Maximum company objectives and 100% of the individual objectives. For additional information regarding the Company’s annual bonus program for 2013, please see the section, above, entitled Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Performance-based bonuses. Actual bonuses received by each Named Executive Officer for the 2013 fiscal year are reported in the Summary Compensation Table.
(2)	As provided in the 2011 Plan, we grant options to purchase shares of our Class A common stock at an exercise price equal to the closing market price of our Class A common stock on the date of grant.
(3)	Represents the full fair value of the option or stock award computed as of the grant date in accordance with FASB ASC Topic 718. See Note 13 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, for a discussion of assumptions made in determining the grant date fair value and compensation expense of equity awards.

EMPLOYMENT ARRANGEMENTS

Generally, our U.S.-based executives are employed at will. In recent years, only the individual serving as our chief executive officer has had an employment agreement with the Company. In August 2013, in connection with his transition from President and Chief Operating Officer to Advisor to the CEO, Mr. Dodd entered into an employment agreement with the Company. In other jurisdictions, however, it is more common for employees to enter into employment agreements with their employers. Our only UK-based executive officer, Mr. Spalding, also has an employment agreement with the Company. Following is a description of the only three employment agreements entered into by the Company with any of our named executive officers.

John Barbour

Mr. Barbour joined the Company as our Chief Executive Officer in March 2011. He has an employment agreement with the Company which was negotiated and approved by our board of directors at that time. Mr. Barbour’s employment agreement provides for an annual base salary for Mr. Barbour in the amount of $575,000 and an annual performance-based target bonus of $575,000 per year. Mr. Barbour is eligible to receive an additional bonus for exemplary performance pursuant to stretch-level objectives to be determined by our board of directors in its discretion. In addition, Mr. Barbour was eligible to receive travel and temporary housing assistance in the amount of $150,000, payable in quarterly installments, and certain relocation benefits. Mr. Barbour’s employment agreement also provided for him to receive a grant of an option to purchase 850,000 shares of our Class A common stock and an RSU award covering 150,000 shares of our Class A common stock. These equity awards provide that one-fourth (¼) of the shares subject to each award vest (and, in the case of the RSU, be delivered) upon completion of one year of continuous employment service, and one forty-eighth of the shares subject to each award vest (and, in the case of the RSUs, be delivered) upon completion of each month of continuous employment service thereafter. Mr. Barbour is eligible for vesting acceleration rights and other severance payments and benefits upon certain terminations of employment or in connection with a change in control of the Company. A summary of these arrangements is set forth below in the section entitled “ Potential Payments Upon Termination or Change in Control.”

Michael Dodd

In August 2013, in connection with his transition from President and Chief Operating Officer of the Company to Advisor to the CEO, Mr. Dodd entered into an employment agreement with the Company for a fixed period through December 31, 2014 under which he assists in the supply chain, product development and engineering functions. Mr. Dodd’s employment agreement provides for an annual base salary for Mr. Dodd in the amount of $408,000 and an annual performance-based target bonus of 75% of the base salary actually paid during the calendar year. Mr. Dodd’s employment agreement also provided for him to receive a grant of an option to purchase 90,000 shares of our Class A common stock and an RSU award covering 40,000 shares of our Class A common stock. These equity awards provide that one-third ( 1/3) of the shares subject to each award vest (and, in the case of the RSU, be delivered) on December 31, 2013, and two-thirds ( 2/3) of the shares subject to each award vest (and, in the case of the RSUs, be delivered) on December 31, 2014, subject to continuous employment. Mr. Dodd is eligible for vesting acceleration rights and other severance payments and benefits upon certain terminations of employment or in connection with a change in control of the Company. A summary of these arrangements is set forth below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Christopher Spalding

Mr. Spalding joined the Company in 2008 and is currently our Senior Vice President and Managing Director, EMEA. He has an employment agreement with our UK subsidiary, LeapFrog Toys (UK) Limited, or LeapFrog UK, and is based in London. Mr. Spalding’s employment agreement provides for an annual base salary in the amount of £160,000 and an annual performance-based target bonus of 30% per year. These amounts were subsequently increased to £240,000 and 75% without amendment of the employment agreement. Mr. Spalding is eligible to receive a car allowance of £8,900 per year, plus mileage reimbursement. LeapFrog UK contributes 10% of Mr. Spalding’s base salary to a stakeholder non-contributory pension scheme in the UK on his behalf. Mr. Spalding is eligible for six months’ notice in the event of a termination of employment, or, at LeapFrog UK’s option, six months’ severance. A summary of these arrangements is set forth below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreement automatically terminates when Mr. Spalding attains the age of 65.

In February 2014, Mr. Spalding announced his resignation as the Company’s Senior Vice President and Managing Director, EMEA. He will remain with the company for a transition period ending no later than August 10, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents, for the fiscal year ended December 31, 2013, certain information regarding outstanding equity awards held by our named executive officers at December 31, 2013.

Outstanding Equity Awards at December 31, 2013

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Barbour	—	—		—	—	254,375	(3)	2,019,737	—	—
	584,375	265,625	(4)	4.39	3/07/2021	—		—	—	—
	113,750	146,250	(5)	7.18	3/15/2022	—		—	—	—
	50,625	219,375	(6)	8.41	3/14/2023	—		—	—	—
Raymond L. Arthur	—	—		—	—	105,000	(7)	833,700	—	—
	106,250	193,750	(8)	10.49	7/15/2022	—		—	—	—
	13,125	56,875	(6)	8.41	3/14/2023	—		—	—	—
Kenneth A. Adams	—	—		—	—	80,000	(9)	635,200	—	—
	—	200,000	(10)	9.73	6/9/2023	—		—	—	—
Gregory B. Ahearn	—	—		—	—	105,000	(11)	833,700	—	—
	112,500	187,500	(12)	10.49	7/15/2022	—		—	—	—
	13,125	56,875	(6)	8.41	3/14/2023	—		—	—	—
Michael J. Dodd	—	—		—	—	26,667	(13)	211,736	—	—
	17,235	—	(14)	3.79	10/30/2016	—		—	—	—
	13,680	—	(15)	3.79	10/30/2016	—		—	—	—
	2,188	—	(16)	4.04	11/16/2019	—		—	—	—
	30,000	60,000	(17)	10.39	8/15/2023	—		—	—	—
Christopher Spalding	—	—		—	—	136,000	(18)	1,079,840	—	—
	4,000	—	(19)	4.60	11/17/2018	—		—	—	—
	5,844	—	(20)	2.75	5/15/2019	—		—	—	—
	8,750	—	(21)	4.04	11/16/2019	—		—	—	—
	15,937	9,563	(22)	3.87	6/14/2021	—		—	—	—
	26,250	33,750	(5)	7.18	3/14/2022	—		—	—	—
	37,500	162,500	(6)	8.41	3/14/2023	—		—	—	—

(1)	All options and stock awards reported in the table were granted under our 2002 Equity Incentive Plan (Prior Plan) or under our 2011 Plan as footnoted below.
(2)	Calculated by multiplying the closing market price of our Class A common stock as reported by the NYSE for December 31, 2013, $7.94 per share, by the number of shares of restricted stock that had not vested as of December 31, 2013.
(3)	Represents 150,000 RSUs issued under the Prior Plan that vest over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was March 7, 2011, and in 36 equal monthly installments thereafter; 130,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was March 15, 2012; and 110,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was March 15, 2013.
(4)	Option issued under the Prior Plan vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was March 7, 2011, and in 36 equal monthly installments thereafter.
(5)	Option issued under the 2011 Plan vests in 48 equal monthly installments from the vesting commencement date, which was March 15, 2012.
(6)	Option issued under the 2011 Plan vests in 48 equal monthly installments from the vesting commencement date, which was March 15, 2013.
(7)	Represents 100,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was July 16, 2012; and 30,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was April 15, 2013.
(8)	Option issued under the 2011 Plan vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was July 16, 2012, and in 36 equal monthly installments thereafter.
(9)	Represents 80,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was June 17, 2013.
(10)	Option issued under the 2011 Plan vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was June 10, 2013, and in 36 equal monthly installments thereafter.
(11)	Represents 100,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was June 18, 2012; and 30,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was April 15, 2013.
(12)	Option issued under the 2011 Plan vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was June 18, 2012, and in 36 equal monthly installments thereafter.
(13)	Represents 40,000 RSUs issued under the 2011 Plan that vest at the rate of one-third of the shares subject to the award on December 31, 2013 and two-third of the shares subject to the award on December 31, 2014.
(14)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 37,500 shares originally issued October 30, 2006, under the Prior Plan. Option is fully vested and exercisable.
(15)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 37,500 shares originally issued October 30, 2006, under the Prior Plan. Option is fully vested and exercisable.
(16)	Option issued under the Prior Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was November 16, 2009, and in 36 equal monthly installments thereafter.
(17)	Option issued under the 2011 Plan that vest at the rate of one-third of the shares subject to the award on December 31, 2013 and two-third of the shares subject to the award on December 31, 2014.
(18)	Represents 12,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was June 15, 2011; 40,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was March 15, 2012; and 100,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was March 15, 2013.
(19)	Option issued under the Prior Plan. The option is fully vested and exercisable.
(20)	Option issued under the Prior Plan. No portion of the option would vest until the average closing price of our Class A common stock on the NYSE across all trading days during a consecutive 90-day period that occurred after the grant date and during the term of the option equaled or exceeded $4.00 per share. This price condition was satisfied in March 2010. In addition, the option will vest over four years with 25% of the option shares vesting on the first anniversary of the vesting commencement date and the remainder of the option shares vesting in equal monthly installments thereafter.
(21)	Option issued under the Prior Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was November 16, 2009, and in 36 equal monthly installments thereafter.
(22)	Option issued under the 2011 Plan vests in 48 equal monthly installments from the vesting commencement date, which was June 15, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for the fiscal year ended December 31, 2013, certain information regarding stock option exercises and the vesting of stock awards during the last fiscal year with respect to our named executive officers.

Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Barbour	—	—		3,125	28,125	(1)
	—	—		3,125	28,031	(2)
	—	—		3,125	26,750	(3)
	—	—		32,500	273,325	(4)
	—	—		3,125	25,625	(5)
	—	—		3,125	27,156	(6)
	—	—		3,125	30,969	(7)
	—	—		3,125	33,031	(8)
	—	—		3,125	34,219	(9)
	—	—		3,125	29,344	(10)
	—	—		3,125	29,594	(11)
	—	—		3,125	23,437	(12)
	—	—		3,125	26,781	(13)
Raymond Arthur	—	—		25,000	270,500	(14)
Gregory Ahearn	—	—		25,000	245,000	(15)
Michael J. Dodd	100,000	707,000	(16)	8,334	71,922	(17)
	14,688	86,666	(18)	13,333	105,864	(19)
	44,909	239,814	(20)	—	—
	47,500	275,863	(21)	—	—
	11,560	59,632	(21)	—	—
	23,838	122,967	(22)	—	—
	20,573	102,865	(23)	—	—
	34,600	208,967	(24)	—	—
	32,812	173,699	(25)	—	—
	7,481	41,473	(26)	—	—
Christopher Spalding				3,000	29,010	(27)
				10,000	84,100	(4)

(1)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.00 per share on January 7, 2013, by the number of shares acquired on vesting.
(2)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.97 per share on February 7, 2013, by the number of shares acquired on vesting.
(3)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.56 per share on March 7, 2013, by the number of shares acquired on vesting.
(4)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.41 per share on March 15, 2013, by the number of shares acquired on vesting.

(5)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $8.20 per share on April 5, 2013, by the number of shares acquired on vesting.
(6)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.69 per share on May 7, 2013, by the number of shares acquired on vesting.
(7)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.91 per share on June 7, 2013, by the number of shares acquired on vesting.
(8)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $10.57 per share on July 5, 2013, by the number of shares acquired on vesting.
(9)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $10.95 per share on August 7, 2013, by the number of shares acquired on vesting.
(10)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $9.39 per share on September 6, 2013, by the number of shares acquired on vesting.
(11)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.47 per share on October 7, 2012, by the number of shares acquired on vesting.
(12)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.50 per share on November 7, 2012, by the number of shares acquired on vesting.
(13)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $8.57 per share on December 6, 2012, by the number of shares acquired on vesting.
(14)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $10.82 per share on July 16, 2013, by the number of shares acquired on vesting.
(15)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.80 per share on June 18, 2013, by the number of shares acquired on vesting.
(16)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $9.82 per share on August 28, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $2.75 per share by the number of shares exercised.
(17)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $8.63 per share on December 31, 2012, by the number of shares acquired on vesting.
(18)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $9.69 per share on August 30, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $3.79 per share by the number of shares exercised.
(19)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.94 per share on December 31, 2013, by the number of shares acquired on vesting.
(20)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $9.13 per share on September 3, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $3.79 per share by the number of shares exercised.

(21)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $8.56 per share on September 4, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $2.75 per share by the number of shares exercised.
(22)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $8.95 per share on September 5, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $3.79 per share by the number of shares exercised.
(23)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $8.79 per share on September 5, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $3.79 per share by the number of shares exercised.
(24)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $8.79 per share on September 5, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $2.75 per share by the number of shares exercised.
(25)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $9.33 per share on September 6, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $4.04 per share by the number of shares exercised.
(26)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $9.33 per share on September 6, 2013, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $3.79 per share by the number of shares exercised.
(27)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $9.67 per share on June 14, 2013, by the number of shares acquired on vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our named executive officers are eligible to receive certain payments and benefits upon a termination of employment or a change in control of the Company pursuant to various plans and agreements. Messrs. Barbour, Arthur, Ahearn and Spalding are, and Mr. Dodd was, eligible to receive payments and benefits under the terms of the severance and change-in-control provisions in their applicable employment agreement or offer letter, as described below. Mr. Adams is eligible to receive certain payments and benefits in the event of his termination of employment under specified circumstances, including in connection with a change in control of LeapFrog, under our Employee Severance and Change-in-Control Benefit Plan, or the Severance Plan.

The specific terms and conditions of these plans and agreements, and the estimated payments and benefits for each of our named executive officers, are described below and are based on the assumption that a triggering event occurred on December 31, 2013 and assume a price per share of our Class A common stock of $7.94, which was the price of our Class A common stock reported by the NYSE at the close of market on that day. With respect to the estimated or potential value of stock options that are accelerated and/or have extended exercise periods in connection with a named executive officer’s termination of employment or a change in control of LeapFrog, the actual value of the amount realized, if any, from their stock options will depend upon the extent to which the market value of our Class A common stock exceeds the exercise price on the date the option is exercised. Due to the number of factors that affect the nature and amounts of payments and benefits provided upon the events discussed below, the amounts paid or distributed upon the actual occurrence of a triggering event may be different from the amounts set forth below.

Severance and Change in Control Arrangements with Our Named Executive Officers

John Barbour

Mr. Barbour is eligible to receive certain payments and benefits if his employment is terminated under certain circumstances pursuant to his employment agreement. Upon a termination of Mr. Barbour’s employment by us without cause, or by Mr. Barbour for good reason, he is eligible to receive:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
18	150% of Target Bonus	Prorated Bonus for the year in which termination occurs	18 months of COBRA coverage	18 months	Monthly payments

Under the terms of Mr. Barbour’s employment agreement, the term “cause” means:

•	commission of a willful act of fraud, embezzlement or misappropriation against or involving the Company;
•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty;
•	commission of an act or failure to commit an act, involving the Company that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Barbour’s employment agreement and which results or is reasonably likely to result in significant harm to the Company; or
•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten business days following receipt of written notice from the Company regarding such failure.

Under the terms of Mr. Barbour’s employment agreement, “good reason” means:

•	a material diminution in his authority, duties or responsibilities;
•	the requirement that Mr. Barbour report to an officer or other employee of the Company rather than the board of directors;
•	a material reduction in Mr. Barbour’s base salary;
•	a change in the geographic location of his workplace by more than 50 miles or an increase in his commute in excess of thirty miles;
•	the expiration of Mr. Barbour’s term as a member of the board of directors without his re-election if the Company has failed to nominate Mr. Barbour for re-election; or
•	a material breach by the Company of his employment agreement.

Under his employment agreement, upon the occurrence of a change in control of the Company, we would be required to accelerate the vesting of any outstanding equity awards then held by Mr. Barbour such that all of his equity awards would vest as of the date of the change in control. In addition, if during the two-year period following a change in control of the Company, Mr. Barbour’s employment were terminated without cause or by Mr. Barbour for good reason, we would be required to pay to Mr. Barbour the benefits described in the following table:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
24	200% of Target Bonus	Prorated Bonus for the year in which termination occurs	18 months of COBRA coverage	100%	Monthly payments

For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity (other than Larry Ellison, Michael Milken, Lowell Milken or any combination of the foregoing) acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets. To receive any payments and benefits, Mr. Barbour would be required to execute a release of claims against the Company.

Messrs. Arthur & Ahearn

Messrs. Arthur and Ahearn are each eligible to receive certain payments and benefits if their employment is terminated under certain circumstances under the terms of their offer letters with the Company. Upon a termination of employment of either Messrs. Arthur or Ahearn by us without cause, or by such executive for good reason, the terminated executive would be eligible to receive the payments and benefits described in the following table:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
12	100% of Target Bonus	Prorated Bonus for the year in which termination occurs	12 months of COBRA coverage	12 months	Monthly payments

Under the terms of the offer letters of Messrs. Ahearn and Arthur, the term “cause” means:

•	indictment or conviction of any felony or crime involving moral turpitude or dishonesty;
•	participation in any fraud against the Company or any of its subsidiaries;
•	material breach of any material provision of a written agreement with the Company (or subsidiaries) or of a written policy of the Company;
•	engaging in conduct that demonstrates unfitness to serve; or
•	breach of duties to the Company, including persistent unsatisfactory performance of job duties.

Under the terms of the offer letters of Messrs. Ahearn and Arthur, “good reason” means:

•	a material diminution in authority, duties or responsibilities;
•	a reduction in base salary or target bonus greater than 10%;
•	a change in the geographic location of his workplace by more than 50 miles; or
•	a material breach by the Company of the terms under which he is employed.

Under the offer letters, upon the occurrence of a change in control of the Company, we would be required to accelerate the vesting of any outstanding equity awards then held by Messrs. Arthur and Ahearn such that all of their equity awards would vest as of the date of the change in control.

To receive any of these payments and benefits, Messrs. Arthur and Ahearn would be required to execute a release of claims against the Company.

Mr. Dodd

Mr. Dodd is currently eligible to receive severance payments and benefits under certain circumstances pursuant to his employment agreement, which expires on December 31, 2014. Under the terms of his employment agreement, the Company can terminate Mr. Dodd for any reason by providing 60-days’ written notice. If the Company terminates Mr. Dodd prior to expiration of his employment agreement without cause, he is eligible to receive the following payments and benefits:

Bonus Severance	Vesting, if Termination occurred in 2013	Vesting, if Termination occurred in 2014
Pro-rata portion of the Company Component for the year termination occurs	Pro-rata portion of options and RSUs scheduled to vest in 2013	Pro-rata portion of options and RSUs scheduled to vest in 2014

Under Mr. Dodd’s employment agreement, “cause” means:

•	misconduct or negligence in the performance of his duties to the Company;
•	failure to perform his duties to the Company or to follow the lawful directives of the board of directors or any executive to which he reports which failure remains uncured for five (5) days;
•	indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;
•	failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;
•	performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; and
•	breach of his employment agreement or any other agreement with the Company, or a violation of the Company’s code of conduct or other written policy.

Mr. Adams

Mr. Adams is eligible to receive severance payments and benefits under the Severance Plan. Under the terms of the Severance Plan, Mr. Adams is eligible to receive the payments and benefits described in the Severance Plan if his employment is terminated without cause or he resigns for good reason.

Under the Severance Plan, “cause” exists if the executive:

•	is convicted of a felony or a crime involving moral turpitude or dishonesty;
•	commits fraud against the Company;
•	commits a material breach of any material provision of a written agreement with the Company (including, without limitation, the Company’s Proprietary Information and Inventions Agreement) or of a written policy of the Company, provided that the executive was given reasonable notice and opportunity to cure;
•	shows conduct demonstrating unfitness to serve, provided that the executive was given reasonable notice and opportunity to cure; or
•	breaches duties to the Company, including persistent unsatisfactory performance of job duties.

Under the Severance Plan, “good reason” exists if:

•	there is any material diminution in the executive’s authority, duties or responsibilities within 12 months following a Change in Control;
•	there is a reduction in base salary of greater than 10% of base salary prior to the reduction;
•	the executive’s business location moved more than 50 miles beyond current location; or
•	the Company materially breaches the agreement under which the executive is employed.

Under the Severance Plan, to resign for “good reason,” an executive must resign within 60 days after the occurrence, without the executive’s consent, of one of the events listed in the “good reason” definition, after having given the Company 30 days’ written notice (during which time the Company would have the opportunity to cure the event that the executive asserts is good reason). If the Company cures the event, then the executive would not be eligible for a good reason resignation.

If a covered termination of employment (which includes a resignation for “good reason”) is triggered and does not occur in relation to a change in control of the Company, the Severance Plan provides for the following payments and benefits:

Base Severance (Months of Base Salary)	Health Insurance Payments	Form of Payment
12	12 months of COBRA coverage	Semi-monthly Installments

If a covered termination of employment is triggered and occurs in connection with a change in control of the Company, the Severance Plan provides for the following payments and benefits:

Base Severance (Months of Base Salary)	Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
12	Prorated portion of Target Bonus	12 months of COBRA coverage	100%	Lump Sum

Mr. Spalding

Mr. Spalding is eligible to receive certain payments and benefits if his employment is terminated under certain circumstances pursuant to his employment agreement with LeapFrog UK. Mr. Spalding is eligible to receive six months' notice in the event of a termination of employment, except under certain circumstances. LeapFrog UK is entitled to make a payment equal to six months’ salary in lieu of notice in monthly installments in the event of a termination of employment.

LeapFrog UK may terminate Mr. Spalding’s employment without notice and without making any payments if he:

•	is guilty of serious dishonesty or of gross misconduct or incompetence or willful neglect of duty or commits any breach of his agreement other than a breach which is capable of remedy and is remedied immediately by him;
•	is convicted of certain criminal offenses;
•	in the event of certain bankruptcy and related proceedings;
•	is disqualified or prohibited from being a director to any company by reason of any order made by a competent court;
•	is unable through sickness or injury, for 12 consecutive weeks or an aggregate of 15 weeks in any 52 consecutive weeks, to perform his duties of employment;
•	performs his duties to an unsatisfactory standard after receiving written warning from LeapFrog UK;
•	breaches the confidentiality obligations of his employment agreement; or
•	is guilty of conduct which brings LeapFrog UK or affiliated companies into disrepute.

In February 2014, Mr. Spalding announced his resignation as the Company’s Senior Vice President and Managing Director, EMEA. He will remain with the Company for a transition period ending no later than August 10, after which he will no longer be entitled to any severance benefits under his employment agreement.

Quantification of Payments upon Termination or Change in Control

The amounts disclosed in the tables below assume that the event that triggered the payment occurred on December 31, 2013 and assume the appropriate standard in the named executive officer’s plan, employment agreement or offer letter was satisfied, as described above.

Covered Termination — No Change in Control

Named Executive Officer	Payment of Base Salary($)		Payment of Bonus($)(1)	Health Insurance Payments($)	Value of Equity Acceleration($)(2)	Total($)
Mr. Barbour	862,500		862,500	34,261	2,416,494	4,175,755
Mr. Arthur	525,000		393,750	22,841	258,050	1,199,641
Mr. Adams	350,000		—	15,825	—	365,825
Mr. Ahearn	525,000		393,750	22,841	258,050	1,199,641
Mr. Dodd	68,000		—	—	—	68,000
Mr. Spalding	198,742	(3)	—	—	—	198,742

(1)	Represents only the Target Bonus portion of such executive officer’s severance compensation. Since the Company did not pay bonuses for 2013, the executive officer’s pro rata portion of the 2013 bonus would be zero.
(2)	Represents value of additional RSUs vesting plus potential realizable value of the additional vested options assuming a change in control of the Company occurred on December 31, 2013, and that such named executive officer’s options were exercised on the same date, based on an exercise price of $7.94 per share, the closing market price of our Class A common stock as reported by the NYSE for December 31, 2013.
(3)	Assumes a conversion rate of U.S. Dollars to Pounds Sterling of 1:1.656178.

Covered Termination — Change in Control

Named Executive Officer	Payment of Base Salary($)		Payment of Bonus($)(1)	Health Insurance Payments($)	Value of Equity Acceleration($)(2)	Total($)
Mr. Barbour	1,150,000		1,150,000	34,261	3,073,856	5,408,117
Mr. Arthur	525,000		393,750	22,841	833,700	1,775,291
Mr. Adams	350,000		—	15,825	635,200	1,001,025
Mr. Ahearn	525,000		393,750	22,841	833,700	1,775,291
Mr. Dodd	68,000		—	—		68,000
Mr. Spalding	198,742	(3)	—	—		198,742

(1)	Represents only the Target Bonus portion of such executive officer’s severance compensation. Since the Company did not pay bonuses for 2013, the executive officer’s pro rata portion of the 2013 bonus would be zero.
(2)	Represents value of additional RSUs vesting plus potential realizable value of the additional vested options assuming a change in control of the Company occurred on December 31, 2013, and that such named executive officer’s options were exercised on the same date, based on an exercise price of $7.94 per share, the closing market price of our Class A common stock as reported by the NYSE for December 31, 2013.
(3)	Assumes a conversion rate of U.S. Dollars to Pounds Sterling of 1:1.656178.

Participants are required to execute a release of claims against LeapFrog prior to receiving any of the foregoing payments and benefits and such payments and benefits under the Severance Plan will terminate if, at any time, the executive violates any proprietary information or confidentiality obligation to LeapFrog.

NO ADDITIONAL EXECUTIVE BENEFIT PLANS

Since we do not generally differentiate the benefits we offer our named executive officers from the benefits we offer our other employees, we do not maintain any benefit plans that cover only one or more of our named executive officers. We also do not maintain any executive retirement programs such as executive pension plans or supplemental executive retirement plans or other nonqualified deferred compensation plans.

*  *  *

By Order of the Board of Directors

Robert L. Lattuga
Senior Vice President and General Counsel

ANNUAL MEETING OF STOCKHOLDERS OF

LEAPFROG ENTERPRISES, INC.

June 4, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17427

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20830300000000000000 8 060414

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ John Barbour
- ○ William B. Chiasson
- ○ Thomas J. Kalinske
- ○ Stanley E. Maron
- ○ E. Stanton McKee, Jr.
- ○ Joanna Rees
- ○ Randy O. Rissman
- ○ Caden C. Wang

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2014

The undersigned hereby appoints Raymond L. Arthur and Robert L. Lattuga, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. which the undersigned may be entitled to vote at the annual meeting of stockholders of LeapFrog Enterprises, Inc. to be held at LeapFrog Enterprises, Inc.'s headquarters at 6401 Hollis Street, Suite 100, Emeryville, California on Wednesday, June 4, 2014 at 9:00 a.m. Pacific Daylight Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on the reverse side.)

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